Exhibit (a)(1)
CIRRUS LOGIC, INC.
OFFER TO AMEND OR CANCEL AND REPLACE ELIGIBLE OPTIONS
August 30, 2007
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 4 P.M. CENTRAL TIME ON OCTOBER 1, 2007,
UNLESS THE OFFER IS EXTENDED
Cirrus Logic, Inc. (“Cirrus Logic,” “we,” “us,” “our,” or the “company”) is making an offer set forth in this document (the “Offer Document”) and related correspondence dated August 30, 2007, with several important attachments (collectively, as each document may be amended or supplemented from time to time, the “Offer”). The Offer applies to certain eligible individuals holding eligible outstanding stock options to purchase Cirrus Logic common stock previously granted under either of the following stock incentive plans (collectively, the “Plans”):
•	The Cirrus Logic, Inc. 1996 Stock Plan (the “1996 Plan”), or

•	The Cirrus Logic, Inc. 2002 Stock Option Plan (the “2002 Plan”).
The portion of each stock option grant that meets all of the following requirements (an “Eligible Option”) will be eligible to participate in the Offer:
(1)	The option was granted under one of the Plans,

(2)
The option has an original exercise price per share (the “Original Exercise Price”) that is less than the fair market value per share of the Cirrus Logic common stock underlying the option on the date that the grant was actually finalized, as determined by us as a result of our recently completed voluntary review of our stock option granting practices (the “Review”), and in connection with the Review, Cirrus Logic has determined that such option may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”),

(3)	All or a portion of the option was unvested as of December 31, 2004,

(4)
The option is held by an individual who is, on both August 30, 2007 (the “Offer Date”) and the expiration of the Offer (the “Expiration Date”), a current employee of Cirrus Logic or any Cirrus Logic subsidiary (other than an Excluded Optionee, as defined below) and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”), and

(5)	The option is outstanding on the Expiration Date.

If only a portion of a particular stock option grant meets the criteria for being an Eligible Option (for example, only a portion of an option was unvested as of December 31, 2004, or only a portion of the option was unexercised on the Expiration Date), then only that portion will be considered an Eligible Option. The personalized Election Form provided to you on August 30, 2007, indicates the total number of shares underlying each of your option grants that we believe are subject to Section 409A and the number of such shares that will be eligible for amendment or cancellation and replacement, as applicable.
For purposes of the Offer, an “Excluded Optionee” is (i) each current or former officer of Cirrus Logic who is (or was) subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a result of such officer’s employment with Cirrus Logic and (ii) each current or former member of the Board of Directors of Cirrus Logic. Certain of Cirrus Logic’s current officers were not subject to Section 16 of the Exchange Act on the date that they received a grant of an option that would otherwise meet the requirements of an Eligible Option. Cirrus Logic intends to offer those officers the opportunity to exchange such options in a separate transaction, to be offered to such officers on terms that are no more favorable to the officers than the terms of this Offer, and in accordance with any applicable guidance of the Internal Revenue Service (“IRS”) and the U.S. Securities and Exchange Commission (“SEC”).
Unless remedial action is taken to adjust the exercise price of an Eligible Option, the holder of that option may be subject to adverse tax consequences under Section 409A of the Code. For more information regarding the Offer, as well as the potential tax consequences of accepting or declining the Offer, please see Q&As-14-16 and Sections 2 and 15 of the Offer. You will be solely responsible for any taxes, penalties, or interest you may incur as a result of accepting or declining the Offer.
Each Eligible Option that is properly tendered under the terms of the Offer will be amended. Subsequent to such amendment, each Eligible Option with an Original Grant Date (i.e., the grant date indicated on the original notice of grant and related documents with respect to each of your Eligible Options) of August 15, 2001, or February 21, 2002, will also be cancelled and replaced with a new option. As used throughout this Offer Document, the term “Amended Option” refers to Eligible Options that are amended but that are not cancelled and replaced and the term “New Option” refers to an option that is issued to replace a cancelled Eligible Option (i.e., those Eligible Options with an Original Grant Date of August 15, 2001, or February 21, 2002). Amendment or cancellation and replacement of an Eligible Option will take place on the Expiration Date as follows:
Amendment of Eligible Options: The exercise price of an Eligible Option will be increased to an amended exercise price that equals the fair market value per share of Cirrus Logic common stock underlying the Eligible Option on the date that we determined the grant was actually finalized as a result of the Review (the “Amended Exercise Price”).
Cancellation and Replacement of Certain Eligible Options: Subsequent to the amendment described above, each Eligible Option with an Original Grant Date of either

August 15, 2001, or February 21, 2002, will be cancelled and replaced with a New Option as follows:
•	If such Eligible Option has an Original Grant Date of August 15, 2001, it will be cancelled and replaced with a New Option that has an exercise price equal to $13.77 per share.

•	If such Eligible Option has an Original Grant Date of February 21, 2002, it will be cancelled and replaced with a New Option that has an exercise price equal to $12.90 per share.
Only those Eligible Options with an Original Grant Date of either August 15, 2001, or February 21, 2002, will be cancelled and replaced pursuant to the Offer. The grant date of each New Option that is granted to replace a cancelled Eligible Option will be the Expiration Date.
Your personalized Election Form provides more information specific to the adjustments (i.e., amendment or cancellation and replacement) applicable to each of your Eligible Options under the terms of the Offer (the “Adjustment”). See Q&As-7 and 12 and Sections 1 and 10 of the Offer for more information regarding the terms applicable to an Amended Option or New Option.
You will also be entitled to receive a special cash payment (the “Cash Payment”) with respect to each Amended Option, equal to the difference between the Amended Exercise Price of the Amended Option and the Original Exercise Price, multiplied by the number of shares corresponding to the unexercised portion of such Amended Option as of the Expiration Date, less applicable tax withholding. The Cash Payment will be made on the first regular payday in January 2008, but in no event later than January 31, 2008. This payment delay is required by applicable IRS guidance. The Cash Payment will be paid whether or not you continue your employment with Cirrus Logic through the payment date. The amount of the Cash Payment payable with respect to your Eligible Options, if any, are set forth in your personalized Election Form. No Cash Payment will be payable with respect to Eligible Options that are amended, but cancelled and replaced with New Options (i.e., Eligible Options with an Original Grant Date of August 15, 2001, or February 21, 2002).
The Offer will expire on the Expiration Date, currently set for October 1, 2007, unless such date is extended by Cirrus Logic. Please see Section 16 of the Offer for more information regarding the terms applicable to an extension of the Offer.
An email was sent to each Eligible Optionee on August 30, 2007, with several important attachments, including an Election Form that provides the following information with respect to each Eligible Option you hold:
•	the grant date indicated for that option in the applicable option agreement or grant notice,

•	the Original Exercise Price in effect for that option,

•	the number of shares underlying the stock option grant to which your Eligible Option relates,

•	the number of such shares that qualify as an “Eligible Option,”

•	the date that the grant was actually finalized, as determined by us,

•	the Amended Exercise Price with respect to that option, and

•	the Cash Payment that you will be entitled to receive, less applicable tax withholding, with respect to each Amended Option that you will receive if you tender your Eligible Options, if any.
If you decide to accept the Offer, you must complete, sign, date, and deliver your Election Form to Cirrus Logic, as described in more detail in the instructions to the Election Form and Section 4 of this Offer. Subject to satisfaction of the conditions to the Offer, we currently intend to accept for Adjustment on the Expiration Date all Eligible Options that are properly tendered in accordance with the Offer.
We are making the Offer upon the terms and subject to the conditions set forth in this Offer Document, including the conditions described in Section 7. You are not required to accept the Offer. You may accept the Offer with respect to only some of your Eligible Options and the Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options; provided that the entire outstanding portion of each Eligible Option that you tender for Adjustment under the Offer must be amended or cancelled and replaced, as applicable.
You must make your own decision regarding whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. See Q&As-14, 15, and 16, the “Risks of Participating in the Offer” section on page 22, and Sections 2, 15, and 19 of the Offer for more information regarding the potential tax consequences and risks involved with respect to accepting or declining the Offer.
Shares of our common stock are quoted on the Nasdaq Global Select Market under the symbol CRUS. On August 29, 2007, the last reported sale price of our common stock on the Nasdaq Global Select Market was $ 6.67 per share. Neither the Original Exercise Price, nor the adjusted exercise price applicable to a corresponding Amended Option or New Option, is meant to reflect our view of what the trading price of our common stock will be in the short-, medium-, or long-term.
You should direct questions about the Offer or requests for assistance or for additional copies of this document, the related Tender Offer Statement on Schedule TO, or our August 30, 2007 correspondence regarding the Offer and related attachments to Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com.
We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer Document, the related Tender Offer Statement on Schedule TO, and our August 30, 2007 correspondence regarding the Offer and related attachments. If anyone makes any representation or gives you any information that is different from the representations and information contained in this Offer Document, the related Tender Offer Statement on Schedule TO, or in our August 30, 2007 correspondence regarding the Offer and related attachments, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the representations and information contained in this Offer Document, the related Tender Offer Statement on Schedule TO, and our August 30, 2007 correspondence regarding the Offer and related attachments.
The Offer has not been approved or disapproved by the SEC or any state or foreign securities commission nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in the Offer. Any representation to the contrary is a criminal offense. We recommend that you consult with your personal tax advisor to determine the tax consequences of electing to participate or not participate in the Offer.
If you wish to tender one or more of your Eligible Options for Adjustment, you must properly complete, sign, and date the Election Form attached to Cirrus Logic’s email dated August 30, 2007, in accordance with the instructions to the Election Form, and Cirrus Logic must receive your completed, signed, and dated documents prior to 4 p.m. Central Time on October 1, 2007 (unless we extend the Offer).

TABLE OF CONTENTS

SUMMARY TERM SHEET		8
RISKS OF PARTICIPATING IN THE OFFER		22
THE OFFER		23
1.	ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; AMENDMENT OF ELIGIBLE OPTIONS; CANCELLATION OF CERTAIN ELIGIBLE OPTIONS AND REPLACEMENT WITH NEW OPTIONS; CASH PAYMENT; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS.	23
2.	PURPOSE OF THE OFFER.	30
3.	STATUS OF ELIGIBLE OPTIONS NOT AMENDED OR CANCELLED AND REPLACED.	35
4.	PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.	35
5.	WITHDRAWAL RIGHTS.	37
6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT OR CANCELLATION AND REPLACEMENT AND COMMITMENT TO MAKE CASH PAYMENT.	39
7.	CONDITIONS OF THE OFFER.	39
8.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.	42
9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS AND NEW OPTIONS.	43
10.	AMENDED OPTIONS AND NEW OPTIONS WILL NOT MATERIALLY DIFFER FROM ELIGIBLE OPTIONS.	50
11.	INFORMATION CONCERNING CIRRUS LOGIC.	50
12.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS.	52
13.	STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.	53
14.	LEGAL MATTERS; REGULATORY APPROVALS.	54
15.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.	54
16.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.	55
17.	FEES AND EXPENSES.	56
18.	ADDITIONAL INFORMATION.	56
19.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.	58

SCHEDULE I:	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF CIRRUS LOGIC, INC.	60
SCHEDULE II:	BENEFICIAL OWNERSHIP OF CIRRUS LOGIC SECURITIES BY CIRRUS LOGIC DIRECTORS AND EXECUTIVE OFFICERS	61

INDEX TO SUMMARY TERM SHEET

	Question	Page
Q.1	WHAT IS THE OFFER?	8
Q.2	WHY IS CIRRUS LOGIC MAKING THE OFFER?	8
Q.3	WHO MAY PARTICIPATE IN THE OFFER?	9
Q.4	WHICH OPTIONS ARE ELIGIBLE FOR ADJUSTMENT UNDER THE OFFER?	9
Q.5	HOW DO I PARTICIPATE IN THE OFFER?	10
Q.6	IF I DECIDE TO PARTICIPATE IN THE OFFER, WHAT WILL HAPPEN TO MY ELIGIBLE OPTIONS?	11
Q.7	WHAT WILL I RECEIVE IN RETURN FOR MY TENDERED ELIGIBLE OPTIONS?	11
Q.8	WHEN WILL I RECEIVE MY AMENDED OPTIONS AND CASH PAYMENT OR MY NEW OPTIONS?	12
Q.9	WHY WON’T I RECEIVE MY CASH PAYMENT IMMEDIATELY FOLLOWING EXPIRATION OF THE OFFER?	13
Q.10	AM I REQUIRED TO PARTICIPATE IN THE OFFER?	13
Q.11	ONCE MY ELECTION HAS BEEN ACCEPTED, IS THERE ANYTHING I MUST DO TO RECEIVE MY AMENDED OPTIONS AND CASH PAYMENT OR MY NEW OPTIONS?	13
Q.12	WILL THE TERMS AND CONDITIONS OF MY AMENDED OPTIONS OR NEW OPTIONS BE THE SAME AS MY ELIGIBLE OPTIONS?	13
Q.13	WHEN WILL MY AMENDED OPTIONS OR NEW OPTIONS VEST AND WHEN CAN I EXERCISE MY AMENDED OPTIONS OR NEW OPTIONS?	14
Q.14	WHAT ARE THE TAX CONSEQUENCES OF AN OPTION BEING SUBJECT TO CODE SECTION 409A?	14
Q.15	WHAT ARE THE TAX CONSEQUENCES IF I ACCEPT THE OFFER?	15
Q.16	HOW WILL MY CASH PAYMENT BE TAXED?	15
Q.17	WILL MY AMENDED OPTIONS AND NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NON-STATUTORY OPTIONS?	16
Q.18	WHAT HAPPENS TO MY OPTIONS IF I ELECT TO PARTICIPATE IN THE OFFER TO TENDER MY ELIGIBLE OPTIONS BUT THEN EXERCISE THOSE ELIGIBLE OPTIONS BEFORE EXPIRATION OF THE OFFER?	16
Q.19	WHAT HAPPENS TO MY OPTIONS IF I DO NOT TURN IN MY ELECTION FORM BY THE DEADLINE, CHOOSE NOT TO PARTICIPATE, OR MY OPTIONS ARE NOT ACCEPTED?	16
Q.20	WHAT HAPPENS IF I AM NOT AN EMPLOYEE ON THE EXPIRATION DATE?	17
Q.21	WHAT HAPPENS TO MY OPTIONS AND CASH PAYMENT IF I ELECT TO PARTICIPATE IN THE OFFER BUT THEN MY EMPLOYMENT WITH CIRRUS LOGIC TERMINATES AFTER THE EXPIRATION DATE?	17
Q.22	WILL CIRRUS LOGIC CONFIRM THAT MY ELECTION FORM OR WITHDRAWAL FORM HAS BEEN RECEIVED?	17
Q.23	WILL MY DECISION TO PARTICIPATE IN THE OFFER HAVE AN IMPACT ON MY ABILITY TO RECEIVE OPTIONS IN THE FUTURE?	18
Q.24	HOW DOES CIRRUS LOGIC DETERMINE WHETHER I HAVE PROPERLY TENDERED MY ELIGIBLE OPTIONS AND AM ELIGIBLE TO PARTICIPATE IN THE OFFER?	18
Q.25	WHEN WILL MY AMENDED OPTIONS AND NEW OPTIONS EXPIRE?	18
Q.26	WILL I RECEIVE ANY PAPERWORK INDICATING MY OPTIONS HAVE BEEN AMENDED OR CANCELLED AND REPLACED?	18
Q.27	IF YOU EXTEND OR CHANGE THE OFFER, HOW WILL I KNOW?	19
Q.28	CAN I CHANGE MY MIND AND WITHDRAW FROM THE OFFER?	19
Q.29	WHAT IF I WITHDRAW MY ELECTION AND THEN DECIDE AGAIN THAT I WANT TO PARTICIPATE IN THIS OFFER?	19
Q.30	WHEN MAY I EXERCISE THE PORTION OF MY OPTIONS THAT WAS VESTED AS OF DECEMBER 31, 2004?	19
Q.31	IS THE OFFER SUBJECT TO ANY CONDITIONS?	20
Q.32	WHAT HAPPENS IF I HAVE AN OPTION THAT IS SUBJECT TO A DOMESTIC RELATIONS ORDER OR COMPARABLE LEGAL DOCUMENT AS THE RESULT OF THE END OF A MARRIAGE?	20
Q.33	HOW SHOULD I DECIDE WHETHER OR NOT TO ACCEPT THE OFFER?	20
Q.34	WHAT ARE SOME OF THE KEY DATES TO REMEMBER?	21
Q.35	WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER OR IF I NEED ADDITIONAL COPIES OF ANY OFFER-RELATED DOCUMENTS?	21

SUMMARY TERM SHEET
The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this document, our email regarding the Offer dated August 30, 2007, and the attachments to that email, including without limitation your personalized Election Form. The information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this document and in our email regarding the Offer dated August 30, 2007, and the attachments to that email, including without limitation your personalized Election Form. We have included page references to the relevant sections of the document where you can find a more complete description of the topics addressed in this summary term sheet. All capitalized terms not defined elsewhere will have the meaning set forth in Section 1 of this Offer.
Q&A-1: What is the Offer?
This Offer is an opportunity for holders of Eligible Options to voluntarily elect to have such Eligible Options amended or cancelled and replaced, as applicable, and to receive a Cash Payment only with respect to each Amended Option. This opportunity is described in the following questions and answers, and in the remainder of this Offer.
Q&A-2: Why is Cirrus Logic Making the Offer?
Based on the Review, we have determined that certain of your stock options were erroneously assigned grant dates that preceded the finalization of those grants. As a result, the exercise prices of these stock options were lower than they would have been if the options had been dated when the grants were actually finalized, and therefore you may be subject to adverse tax consequences under Section 409A of the Code. These consequences include potential taxable ordinary income recognition in the year that those options vest and in subsequent years with respect to those options, an additional 20% penalty tax, and interest charges. If you elect to participate in this Offer, your Eligible Options should no longer subject you to the adverse tax consequences under Section 409A, as described in Q&A-15 and Section 2 of this Offer.
We have decided to provide Eligible Optionees with the opportunity to bring certain Eligible Options into compliance with Section 409A by amending such Eligible Options or cancelling and replacing them with a New Option, as applicable. Holders of Amended Options will also be entitled to receive a Cash Payment, pursuant to the terms of the Offer. Holders of Eligible Options that are cancelled and replaced with New Options will not receive a Cash Payment. Instead, New Options that are granted to replace cancelled Eligible Options will have a lower exercise price, because the Original Exercise Price of such cancelled Eligible Options is significantly higher than the current fair market value of Cirrus Logic common stock. We believe that amending or cancelling and replacing Eligible Options, as applicable, in this manner will foster retention of our valuable employees in a way that balances the interests of employees and stockholders. (See Section 1)

Q&A-3: Who May Participate in the Offer?
Each person who holds one or more Eligible Options and who is, on both the Offer Date and the Expiration Date, a current employee of Cirrus Logic or any Cirrus Logic subsidiary (other than an Excluded Optionee) and subject to income taxation in the United States, is eligible to participate in the Offer. (See Section 1)
Are Cirrus Logic Executive Officers and Non-Employee Board Members Eligible to Participate in the Offer?
No. Current and former executive officers and non-employee members of the Board are “Excluded Optionees” and are not eligible to participate in the Offer.
Certain of Cirrus Logic’s current officers were not subject to Section 16 of the Exchange Act on the date that they received a grant of an option that would otherwise meet the requirements of an Eligible Option. Cirrus Logic intends to offer those officers the opportunity to exchange such options in a separate transaction, to be offered to such officers on terms that are no more favorable to the officers than the terms of this Offer, and in accordance with any applicable IRS and SEC guidance.
Are Optionees Resident Outside the United States Eligible to Participate in the Offer?
Yes. If you hold an Eligible Option and are an Eligible Optionee who is subject to taxation in the United States with respect to such Eligible Option, you are eligible to participate in the Offer even if you currently reside outside of the United States. Please consult your personal tax advisor regarding the potential foreign law taxation issues applicable to your Eligible Options.
Q&A-4: Which Options Are Eligible for Adjustment Under the Offer?
The portion of each stock option grant that meets all of the following requirements is eligible for amendment, or cancellation and replacement, as applicable, under the Offer:
(1)	The option was granted under either the 1996 Plan or the 2002 Plan,

(2)
The option has an Original Exercise Price that is less than the fair market value per share of the Cirrus Logic common stock underlying the option on the date that the grant was actually finalized, as determined by us as a result of the Review, and in connection with the Review, Cirrus Logic has determined that such option may be subject to adverse tax consequences under Section 409A of the Code,

(3)	All or a portion of the option was unvested as of December 31, 2004,

(4)	The option is held by an Eligible Optionee, and

(5)	The option is outstanding on the Expiration Date.

If only a portion of a particular option grant meets the criteria for being an Eligible Option (for example, only a portion of an option was unvested as of December 31, 2004, or only a portion of the option was unexercised on the Expiration Date), then only that portion will be considered an Eligible Option.
The individualized Election Form that will be sent to you promptly after the commencement of the Offer will set forth with respect to each Eligible Option that you hold: the grant date indicated for that option in the applicable option agreement or grant notice, the Original Exercise Price in effect for that option, the total number of shares underlying the stock option grant to which your Eligible Option relates, the number of such shares that qualify as an “Eligible Option,” the date that the grant was actually finalized, as determined by us under the Review, the Amended Exercise Price with respect that option, and the Cash Payment that you will be entitled to receive, less applicable tax withholding, with respect to each Amended Option that you will receive if you tender your Eligible Options, if any.
Q&A-5: How Do I Participate in the Offer?
To tender one or more of your Eligible Options for Adjustment pursuant to the Offer, you must properly complete, sign, and date your Election Form and deliver it to Cirrus Logic, Inc., Attn: Bonnie Niemtschk, in Stock Administration, either by email (using a PDF or other scanned image of the complete, signed, and dated document) to bonnie.niemtschk@cirrus.com or by fax to 512-851-4527. We must receive your completed Election Form prior to 4 p.m. Central Time on October 1, 2007. If we extend the Offer beyond that time, we must receive your completed, signed, and dated Election Form before the extended Expiration Date.
You will be required to accept the Offer for the entire portion of each option that you elect to tender that qualifies as an “Eligible Option.” In other words, you must accept the Offer with respect to all of the shares underlying the portion of your tendered option that meet the requirements of an Eligible Option. You are not required to accept the Offer with respect to each of your Eligible Options, if you hold more than one Eligible Option. The information in your personalized Election Form will help you identify your outstanding Eligible Options. If you hold an outstanding option that is not listed on your Election Form, the option is not an Eligible Option.
We will not accept delivery of any Election Form after the Expiration Date. This is a one-time offer, and we will strictly enforce the election period. Thus, if we do not receive a properly completed, signed, and dated Election Form from you prior to the Expiration Date, as it may be extended in accordance with the Offer, we will not accept your Eligible Options for Adjustment. Those Eligible Options will not be adjusted pursuant to the Offer, and no Cash Payment will be paid with respect to those Eligible Options.
We reserve the right to reject any or all tenders of Eligible Options that we determine are not in the appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept all properly and timely tendered Eligible Options that are not validly and timely withdrawn. Subject to our rights to extend, terminate and amend the Offer and to reject any tender of Eligible Options under the conditions summarized in Section 4 of the Offer, we currently expect that we will accept all properly tendered Eligible Options upon the expiration of the Offer, and that we will adjust those Eligible Options, in accordance with the terms of the Offer, on the Expiration Date. (See Section 4)
Q&A-6: If I Decide to Participate in the Offer, What Will Happen to My Eligible Options?
If you elect to participate in the Offer, your Eligible Options will be amended or cancelled and replaced, as applicable, on the Expiration Date. In addition, if you elect to participate in the Offer, you will become entitled to receive a Cash Payment with respect to each of your Amended Options, less any applicable tax withholding. (See Section 1)
Your Amended Option will be subject to the terms and conditions of the 1996 Plan or the 2002 Plan, as applicable. All New Options will be subject to the terms and conditions of the 2006 Plan. Please see Q&A-7, Q&A-12, and Sections 1 and 10 of this Offer for more information regarding the terms that will apply to your Amended Option or New Option.
Q&A-7: What Will I Receive In Return for My Tendered Eligible Options?
Each Eligible Option that is tendered in the Offer will be eligible for either amendment or cancellation and replacement with a New Option, as applicable. The per share exercise price of each Eligible Option that is tendered in the Offer will either increase, in the case of Amended Options, or decrease, in the case of New Options.
Treatment of Eligible Options Other than Eligible Options With An Original Grant Date of August 15, 2001, or February 21, 2002
If your Eligible Option does not have an Original Grant Date of August 15, 2001, or February 21, 2002, the exercise price per share of your tendered Eligible Option will be increased to equal the Amended Exercise Price. Your Amended Option will generally have the same grant date, as well as the same vesting and exercisability provisions that would have applied prior to its amendment and will be subject to the terms of the Plan under which your tendered Eligible Option was granted (i.e., the 1996 Plan or the 2002 Plan). A form agreement that is substantially similar to the Amendment Agreement that will apply to each of your Amended Options was provided as Attachment III to our August 30, 2007 correspondence regarding the Offer.
As a result of the increased per share exercise price applicable to each of your Amended Options, you will also be entitled to receive a Cash Payment with respect to such Amended Options in January 2008.
See Section 1 for an example of the amendment of a tendered Eligible Option.
Treatment of Eligible Options With An Original Grant Date of August 15, 2001, or February 21, 2002
If the Original Grant Date of your Eligible Option was August 15, 2001, or February 21, 2002, the exercise price per share of your tendered Eligible Option will be increased to equal the

Amended Exercise Price, and the Eligible Option will then be cancelled and replaced with a New Option as follows:
•	If such Eligible Option has an Original Grant Date of August 15, 2001, it will be cancelled and replaced with a New Option that has an exercise price equal to $13.77 per share.

•	If such Eligible Option has an Original Grant Date of February 21, 2002, it will be cancelled and replaced with a New Option that has an exercise price equal to $12.90 per share.
The grant date of your New Option will be the Expiration Date. Your New Option will have the same vesting provisions that would have applied to your cancelled Eligible Option. See Attachment V to our August 30, 2007 correspondence regarding the Offer for a chart that summarizes the potential differences between your cancelled Eligible Option and your New Option. You will receive a new stock option agreement and grant notice with respect to each tendered Eligible Option that is cancelled and replaced with a New Option. Such new option agreement will be substantially in the form of Attachment IV to our August 30, 2007 correspondence regarding the Offer.
You will not be entitled to receive a Cash Payment with respect to an Eligible Option that is cancelled and replaced with a New Option.
See Section 1 for an example of the cancellation and replacement of a tendered Eligible Option.
Q&A-8: When Will I Receive My Amended Options and Cash Payment or My New Options?
Any Eligible Options for which you have elected to accept this Offer will be amended or cancelled and replaced, as applicable, as of the Expiration Date. We currently expect that the Expiration Date will be October 1, 2007, unless it is extended in accordance with the terms of the Offer.
Promptly after the Expiration Date, you will receive confirmation that your tendered Eligible Options were amended or cancelled and replaced, as applicable, in accordance with the terms of the Offer and the elections reflected on your Election Form. At this time, you will also receive a new stock option agreement with respect to each of your Eligible Options that are cancelled and replaced with a New Option. Such new option agreement will be substantially in the form of Attachment IV to our August 30, 2007 correspondence regarding the Offer. (See Section 1)
See Q&A-13 for information regarding the vesting and exercise rules applicable to your Amended Options and New Options.

Q&A-9: Why Won’t I Receive My Cash Payment Immediately Following Expiration of the Offer?
The applicable IRS guidance that allows us to offer you the opportunity to avoid unfavorable tax consequences by amending your Eligible Options also imposes certain requirements regarding the timing of the Cash Payments. This guidance does not allow us to make the Cash Payments in the same calendar year in which such Eligible Options are amended. Therefore, the Cash Payment will be made on the first regular payday in January 2008, but in no event later than January 31, 2008. (See Section 1)
Q&A-10: Am I Required to Participate in the Offer?
No. Participation in the Offer is completely voluntary.
However, if you do participate in the Offer, for each Eligible Option that you elect to tender, you must accept this Offer with respect to the entire outstanding portion of that Eligible Option. (See Section 4)
If you choose not to tender your Eligible Options and to take no other action to bring those Eligible Options into compliance with Section 409A, you may be subject to adverse taxation under Section 409A. You will be solely responsible for any taxes, penalties or interest payable under Section 409A. (See Sections 2 and 3)
Q&A-11: Once My Election Has Been Accepted, Is There Anything I Must Do to Receive My Amended Options and Cash Payment or My New Options?
Once your election has been accepted, there is nothing that you must do to receive your Amended Options or New Options. Your tendered Eligible Options will be amended or cancelled and replaced with New Options, as applicable, on the Expiration Date.
You also do not need to do anything in order to receive your Cash Payment with respect to your Amended Options, if any. (See Sections 1 and 6)
Please see Q&A-18 and Q&A-20 for certain exceptions to this rule that will apply if you exercise your Eligible Options or terminate employment with Cirrus Logic (or a Cirrus Logic subsidiary) after tendering your Eligible Options.
Q&A-12: Will the Terms and Conditions of My Amended Options or New Options Be the Same as My Eligible Options?
Except for its exercise price, each Amended Option that you receive under the Offer will be governed by the same terms as your corresponding Eligible Option. However, your New Option will have a new grant date and exercise price, and certain other terms may differ from the terms that would have applied to your cancelled Eligible Option, because your New Option will be subject to the terms of the 2006 Plan, rather than the Plan under which your cancelled Eligible Option was granted (i.e., the 1996 Plan or the 2002 Plan). See Attachment V to our August 30, 2007 correspondence regarding the Offer for a chart that summarizes the potential differences between your cancelled Eligible Options and New Options. If you have questions regarding which Plan your Eligible Options were granted under (i.e., the 1996 Plan or the 2002 Plan), you should contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com.
Our August 30, 2007 correspondence regarding the Offer also includes a form agreement that is substantially similar to the Amendment Agreement that will apply to your Amended Options and a form agreement that is substantially similar to the terms that will apply to your New Options. (See Attachments III and IV to such email.)
Regardless of whether your Eligible Option is amended or cancelled and replaced, the vesting schedule applicable to your Amended Option or New Option will not change. In addition, the number of shares that are purchasable under an Amended Option or New Option will be equal to the number of shares that would have been purchasable under your corresponding Eligible Option (taking into account whether only a portion of an option grant meets the qualifications for being an “Eligible Option”). (See Sections 1, 9, and 10)
Q&A-13: When Will My Amended Options or New Options Vest and When Can I Exercise My Amended Options or New Options?
If your Eligible Options are adjusted in accordance with the Offer, your Amended Options or New Options will continue to vest according to the vesting schedule of your tendered Eligible Options. Future vesting is subject to your continued employment with us through each relevant vesting date. If your Eligible Option is partially or fully vested, then your corresponding Amended Option or New Option will be vested to the same extent.
You may exercise any of your Amended Options or New Options at any time following the amendment or cancellation of your corresponding Eligible Options, as applicable, subject to normal restrictions on trading on the basis of material non-public information and the vesting provisions of such options, at any time prior to the termination of each Amended Option or New Option pursuant to its terms. Please note that, due to the administrative complexity of updating our stock database to reflect the amendment or cancellation and replacement of your Eligible Options, as applicable, your Amended Options or New Options may not be available for exercise for up to 15 business days following the Expiration Date. (See Sections 1, 9, and 10)
Q&A-14: What Are the Tax Consequences of an Option Being Subject to Code Section 409A?
Section 409A was added to the Code by the American Jobs Creation Act of 2004. The U.S. Treasury Department and IRS have to date provided guidance and issued final regulations with respect to certain items of compensation under Section 409A. That guidance and the final regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse tax consequences of Section 409A. In connection with the Review, we have identified certain outstanding options that we believe, on the basis of our current understanding and interpretation of the applicable IRS guidance, will be subject to adverse tax consequences, unless remedial action is taken to bring such options into compliance with Section 409A on or before December 31, 2007, or, if earlier, the date that such options are exercised. It is not entirely clear at present how such options will actually be taxed under Section 409A (and comparable state tax laws). Please be aware that the applicable IRS guidance is very complicated and that we cannot guarantee that the IRS would reach the same conclusions that we have reached with respect to whether each of our outstanding option grants are subject to adverse tax consequences under Section 409A.
See Section 2 of this Offer for additional information and examples regarding the potential tax consequences that may apply to Eligible Options that are subject to Section 409A.
Q&A-15: What Are the Tax Consequences If I Accept the Offer?
If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of the tender or at the time that your Eligible Options are amended or cancelled and replaced, as applicable, in accordance with the Offer.
Through the Adjustment of your Eligible Options, you will also avoid potential adverse taxation of those Eligible Options under Section 409A. Accordingly, as your Amended Options or New Options vest in one or more installments, you will not recognize taxable income with respect to the option shares that vest each year, and you will not be subject to a 20% penalty tax or any interest penalty under Section 409A. You will only be taxed with respect to your Amended Options or New Options when you exercise those options. However, you will recognize taxable income when you receive a Cash Payment with respect to any Amended Options that you receive in the Offer. (See Section 15)
If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of participation in the Offer. We are not responsible for determining whether you are subject to the tax laws of other jurisdictions.
All Eligible Optionees, including without limitation those who may be subject to taxation in foreign jurisdictions, should consult with their personal tax advisors as to the tax consequences of accepting or declining the Offer.
Q&A-16: How Will My Cash Payment Be Taxed?
If you are an Eligible Optionee who receives an Amended Option, you will be taxed upon receipt of the Cash Payment. The payment will constitute wages for tax withholding purposes. Accordingly, we must withhold all applicable U.S. federal, state, and local income, and employment withholding taxes as well as all other applicable payments required to be withheld with respect to such payment. (See Section 15)
If you participate in the 1989 Employee Stock Purchase Plan (the “ESPP”) or the Cirrus Logic, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”), please note that no deduction will be made from your Cash Payment for purposes of the ESPP or the 401(k) Plan.

Q&A-17: Will My Amended Options and New Options Be Incentive Stock Options or Non-Statutory Options?
Because your Eligible Options may be deemed to be below-market options, Cirrus Logic will treat them as non-statutory options for U.S. federal income tax purposes, and they will remain non-statutory options after the Adjustment of such Eligible Options pursuant to the Offer. Therefore, when you subsequently exercise your Amended Options or New Options, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price applicable to those shares under your Amended Option or New Option, as applicable, and Cirrus Logic must collect the applicable withholding taxes with respect to such income. (See Section 15)
If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional or different tax consequences in that jurisdiction in connection with the exercise of your Eligible Options. We are not responsible for determining whether you are subject to the tax laws of other jurisdictions and encourage you to consult your personal tax advisor with respect to your potential foreign tax liability.
Q&A-18: What Happens to My Options If I Elect to Participate In the Offer to Tender My Eligible Options But Then Exercise Those Eligible Options Before Expiration of the Offer?
If you elect to participate in the Offer but exercise your Eligible Options prior to the Expiration Date, as it may be extended in accordance with the terms of the Offer, those Eligible Options which you exercise will no longer be eligible for an Adjustment under the Offer and you will not receive a Cash Payment with respect to such Eligible Options. Your Eligible Options instead will terminate when you exercise those Eligible Options, in accordance with their terms. In addition, you may be required to recognize taxable ordinary income with respect to those Eligible Options that you exercise prior to expiration of the Offer and you may also be subject to an additional 20% penalty tax plus an interest charge under Section 409A. Furthermore, some states, including California, may impose additional penalty taxes on amounts that are subject to the 20% federal penalty tax. (See Q&A-14 and Section 2)
You will be solely responsible for any taxes, penalties, or interest you may incur under Section 409A. An example illustrating the applicable tax consequences may be found in Section 2 of this document.
Q&A-19: What Happens to My Options If I Do Not Turn In My Election Form By the Deadline, Choose Not to Participate, or My Options Are Not Accepted?
If we do not receive your properly completed Election Form by the deadline, you choose not to participate in the Offer, or your options are not accepted by us under the Offer, your existing options will (1) remain outstanding until they expire by their terms, including but not limited to expiration in connection with your termination of employment, (2) retain their Original Exercise Price, (3) retain their share amount available for purchase, (4) retain their current terms for exercise, and (5) retain their current vesting schedule. You may be required to recognize taxable ordinary income and may also be subject to an additional 20% penalty tax plus an interest charge under Section 409A with respect to such options, even if you do not exercise them. Furthermore, some states, including California, may impose additional penalty taxes on amounts that are subject to the 20% federal penalty tax. (See Q&A-14 and Section 2)

You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A. An example illustrating the applicable tax consequences may be found in Section 2 of this document.
Q&A-20: What Happens If I Am Not an Employee On the Expiration Date?
If you tender one or more of your Eligible Options for participation in the Offer, but you are not an employee of Cirrus Logic (or any Cirrus Logic subsidiary) on the Expiration Date, as it may be extended in accordance with the terms of the Offer, none of your tendered Eligible Options will be adjusted and you will not be entitled to any Cash Payment with respect to those options. The tendered options will be returned and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the Original Exercise Price. You will be solely responsible for any taxes, penalties, or interest you may incur under Section 409A if your Eligible Options are not amended or cancelled and replaced under the Offer, as applicable, due to your termination of employment. (See Q&A-14 and Section 2)
Q&A-21: What Happens to My Options and Cash Payment If I Elect to Participate in the Offer But Then My Employment With Cirrus Logic Terminates After the Expiration Date?
If you meet the requirements for being an Eligible Optionee on the Expiration Date, including the requirement that you must be an employee of Cirrus Logic (or any Cirrus Logic subsidiary) as of such date, your properly tendered Eligible Options will be amended or cancelled and replaced with New Options, as applicable, as of the Expiration Date. Your Amended Options and New Options will continue to vest according to the vesting schedule of your tendered Eligible Options under the terms of the applicable plan (i.e., the 1996 Plan, 2002 Plan, or 2006 Plan). Therefore, if your employment with Cirrus Logic terminates after your Eligible Options are amended or cancelled and replaced pursuant to the Offer, as applicable, your Amended Options and New Options will cease to vest in accordance with their terms. However, you will still be entitled to receive a Cash Payment with respect to your Amended Options, less applicable tax withholding. You will receive any Cash Payment to which you are entitled on or promptly following January 1, 2008. (See Section 1)
You will be responsible for notifying Cirrus Logic of any change of address following your termination of employment so that we can send your Cash Payment to you.
Q&A-22: Will Cirrus Logic Confirm That My Election Form or Withdrawal Form Has Been Received?
Cirrus Logic intends to confirm the receipt of your completed, signed, and dated Election Form and/or any completed, signed, and dated Withdrawal Form by email within two business days of our receipt of such Election Form or Withdrawal Form. If you have not received an email confirmation within two business days, we recommend that you contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com, to confirm that we have received your Election Form and/or any Withdrawal Form. (See Sections 4 and 5)

Q&A-23: Will My Decision to Participate in the Offer Have an Impact On My Ability to Receive Options in the Future?
No. Your election to participate or not to participate in the Offer will not have any effect on our making future grants of options to you or on your other compensation.
Q&A-24: How Does Cirrus Logic Determine Whether I Have Properly Tendered My Eligible Options and Am Eligible to Participate in the Offer?
We will determine, at our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance for tender of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any signed Election Form or any Eligible Options tendered under the Offer that we determine are not in good order or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn, subject to the terms of the Offer.
No tender of an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionee prior to the Expiration Date, unless such defects or irregularities are waived by us, in our discretion. You are responsible for making sure that each Eligible Option that you elect to tender under the Offer is properly tendered, in accordance with the terms of this Offer Document and the instructions to your Election Form. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice. (See Section 4)
Q&A-25: When Will My Amended Options and New Options Expire?
Each of your Amended Options and New Options will expire on the same date that your corresponding tendered Eligible Option was scheduled to expire under the terms of the plan under which such Eligible Option was granted (i.e., the 1996 Plan or the 2002 Plan). (See Section 9)
Q&A-26: Will I Receive Any Paperwork Indicating My Options Have Been Amended or Cancelled and Replaced?
Yes. Promptly after the Expiration Date, you will receive confirmation that your tendered Eligible Options have been amended or cancelled and replaced, as applicable, in accordance with the terms of the Offer and the elections reflected on your Election Form. If any of your Eligible Options are cancelled and replaced with a New Option, you will receive a new stock option agreement with respect to such New Options at this time. Such new option agreement will be substantially in the form of Attachment IV to our August 30, 2007 correspondence regarding the Offer. (See Section 9)

Q&A-27: If You Extend or Change the Offer, How Will I Know?
The Offer will expire at 4 p.m. Central Time on October 1, 2007, unless we extend the Offer. If we extend the Offer, we will issue an email or other form of communication disclosing the extension no later than 8 a.m. Central Time, on October 2, 2007. (See Section 1)
If we change the Offer, we will issue an email or other form of communication disclosing the change no later than 8 a.m., Central Time, on the next business day following the day that we change the Offer.
Q&A-28: Can I Change My Mind and Withdraw From the Offer?
Yes. You may change your mind after you have submitted an Election Form and withdraw from the offer at any time before the Expiration Date (including any extensions to the Expiration Date). You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Form that we receive before the Expiration Date. See your Election Form, Withdrawal Form, and the instructions and terms provided for each form for more information regarding the appropriate procedures for withdrawing your Eligible Options. If you need to obtain a Withdrawal Form, you should contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com.
See Section 5 for additional information regarding your withdrawal rights and the withdrawal procedures applicable under the Offer.
Q&A-29: What If I Withdraw My Election and Then Decide Again That I Want to Participate in This Offer?
If you have withdrawn your election to participate and then decide again that you would like to participate in the Offer, you may re-elect to participate by submitting a new properly completed Election Form before the Expiration Date. If you need to obtain a new Election Form, you should contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com.
You may elect to accept the Offer for some or all of your Eligible Options. Your new Election Form must be signed and dated after the date of your Withdrawal Form. (See Section 5)
Q&A-30: When May I Exercise the Portion of My Options That Was Vested as of December 31, 2004?
You may exercise the portion of each of your outstanding options that was vested as of December 31, 2004, at any time prior to the termination or expiration of that option. Such portion is not subject to the Offer and will not be subject to adverse taxation under Section 409A. Rather, that portion will be taxable upon exercise based on the same rules that would generally apply to exercise of a nonstatutory stock option. (See Section 15)

Q&A-31: Is the Offer Subject to Any Conditions?
The Offer is subject to a number of conditions, including the conditions described in Section 7. We urge you to review this Offer Document, our August 30, 2007 correspondence regarding the Offer, and the attachments to that email carefully, so that you will fully understand all of the conditions of the Offer. You are responsible for reading and understanding the terms of the Offer and for consulting with your personal tax advisor regarding the potential consequences of accepting or declining the Offer.
Q&A-32: What Happens If I Have an Option That Is Subject to a Domestic Relations Order or Comparable Legal Document as the Result of the End of a Marriage?
If you have an Eligible Option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and you are the legal owner of such Eligible Option, you may accept the Offer with respect to the entire outstanding portion of your Eligible Option, if so directed by a beneficial owner as to his or her portion, in accordance with the domestic relations order or comparable legal document. Cirrus Logic will respect an election properly made by you, as legal owner of the Eligible Option, and accepted by Cirrus Logic, and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you regarding such an election.
Q&A-33: How Should I Decide Whether or Not to Accept the Offer?
Although the Board has approved the Offer, neither Cirrus Logic nor the Board makes any recommendation as to whether you should tender or refrain from tendering your Eligible Options for Adjustment. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. Cirrus Logic recommends that you consult with your personal tax advisor when deciding whether or not you should tender your Eligible Options. (See Q&As-14-16; Sections 2 and 15)
No member of the Board and no executive officers of Cirrus Logic hold Eligible Options.

Q&A-34: What Are Some of the Key Dates to Remember?
The commencement date of the Offer is August 30, 2007.
The Offer will expire at 4 p.m. Central Time on October 1, 2007 (unless we extend the Offer).
The Eligible Options will be amended or cancelled and replaced, as applicable, on October 1, 2007 (unless we extend the Offer).
The Cash Payment with respect to Amended Options will become payable on the first regular payday in January 2008, but in no event later than January 31, 2008. (See Section 1)
Q&A-35: Who Can I Talk to If I Have Questions About the Offer or If I Need Additional Copies of Any Offer-Related Documents?
If you need additional information or assistance, or copies of any documents related to the Offer, you should contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com.
Please note that there may be reasonable delays with respect to Cirrus Logic’s ability to respond to your questions or document requests. Therefore, we recommend that you contact us with any questions or requests as soon as possible, to ensure that you will have all of the information you need in advance of the Expiration Date for tendering or withdrawing your Eligible Options, as applicable. You will be responsible for whether Cirrus Logic has received properly submitted documentation of your decision to accept or decline the Offer with respect to each of your Eligible Options as of the Expiration Date.

RISKS OF PARTICIPATING IN THE OFFER
Participating in the Offer involves risks discussed in the Offer Document. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, is incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 18 of the Offer. You should carefully consider these risks and are encouraged to consult your investment, tax, and legal advisors before deciding to participate in the Offer.
Tax-Related Risks.
The IRS Could Change the Expected Section 409A Tax Consequences. As described above and in Section 2 below, based on the current guidance and final regulations under Section 409A, your Eligible Options may be subject to adverse tax consequences under Section 409A, unless they are brought into compliance with Section 409A on or before December 31, 2007, or, if earlier, the date of any exercise of those options. We believe that we have complied in good faith with the current guidance and final regulations under Section 409A in structuring the Offer in a manner that will provide you with the opportunity to avoid the taxation of your Eligible Options under Section 409A. However, you should be aware that the IRS may provide additional relief with respect to certain Eligible Options so that those options would not be subject to adverse tax consequences under Section 409A. We cannot guarantee the effect of any future IRS guidance.
Tax-related Risks for Residents of Multiple Countries. If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences in more than one country may apply to you as a result of your participation in the Offer. We are not responsible for determining whether you are subject to the tax laws of other jurisdictions and encourage you to consult your personal tax advisor with respect to your potential foreign tax liability.
State and Local Taxes. The discussion in Section 2 and Section 15 of the Offer describes the material U.S. federal income tax consequences if you participate in the Offer or if you elect not to participate. State and local laws may provide different tax treatment. In addition, certain states, including California, have adopted provisions similar to Section 409A. If you are subject to income taxation in those states, you may incur additional taxes, interest, and penalties under such provisions if you do not bring your Eligible Options into compliance.
All Eligible Optionees should consult with their personal tax advisors regarding the tax consequences of accepting or declining the Offer.
Procedural Risks
You are responsible for making sure that your Election Form or any subsequent Withdrawal Form is received by us prior to the expiration time. We intend to confirm the receipt of your Election Form or any subsequent Withdrawal Form within two business days after receipt. If you have not received a confirmation, you should confirm that we have received your submissions by contacting Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com.
If we do not have a record of receipt of your submissions, we may request that you show us evidence of those submissions or submit additional copies thereof. We recommend that you keep a copy of your email submission or facsimile transmittal, in case we ask you for evidence of timely submission. Please see Section 4 of this Offer for more information regarding the requirements for proper tender of your Eligible Options.

THE OFFER
1.
ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; AMENDMENT OF ELIGIBLE OPTIONS; CANCELLATION OF CERTAIN ELIGIBLE OPTIONS AND REPLACEMENT WITH NEW OPTIONS; CASH PAYMENT; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS.

As described in greater detail in Section 2 below, certain outstanding options granted to Cirrus Logic employees at a below-market per share exercise price may be subject to adverse tax consequences under Section 409A of the Code. Cirrus Logic has decided to offer Eligible Optionees the opportunity to bring certain Eligible Options into compliance with Section 409A by amending such Eligible Options or cancelling and replacing them with a New Option, as applicable, thereby avoiding avoid potential taxation of such Eligible Options under Section 409A. Subject to the terms and conditions of the Offer, we will either amend or cancel and replace each Eligible Option that is properly tendered by an Eligible Optionee before the Expiration Date (as it may be extended in accordance with the terms of the Offer), in accordance with Section 4, and to the extent that such Eligible Option is not validly withdrawn in accordance with Section 5, before the Expiration Date (as it may be extended in accordance with the terms of the Offer).
Holders of Amended Options will be entitled to receive a Cash Payment, pursuant to the terms of the Offer. Holders of Eligible Options that are cancelled and replaced with New Options will not receive a Cash Payment. Instead, New Options that are granted to replace cancelled Eligible Options will have a lower exercise price, because the Original Exercise Price of such cancelled Eligible Options is significantly higher than the current fair market value of Cirrus Logic common stock. We believe that amending or cancelling and replacing Eligible Options, as applicable, in this manner will foster retention of our valuable employees in a way that balances the interests of employees and stockholders.
All capitalized terms not defined elsewhere in the Offer Document will have the meaning set forth in the “Definitions of Terms” section below.
Definitions of Terms
For purposes of the Offer, you should also be familiar with the following terms.
“1996 Plan” will mean the Cirrus Logic, Inc. 1996 Stock Plan.
“2002 Plan” will mean the Cirrus Logic, Inc. 2002 Stock Option Plan.
“2006 Plan” will mean the Cirrus Logic, Inc. 2006 Stock Incentive Plan.
“Adjustment” will mean the amendment of your tendered Eligible Option, or cancellation of your tendered Eligible Option and replacement with a New Option, as applicable, pursuant to the terms of the Offer.

“Amended Exercise Price” will mean the fair market value per share of Cirrus Logic common stock underlying an Eligible Option on the date that we determined the grant was actually finalized as a result of the Review.
“Amended Option” will mean each tendered Eligible Option that is amended to increase the exercise price per share to equal the Amended Exercise Price, in accordance with the terms of the Offer. Although the exercise price of each Eligible Option that is cancelled and replaced with a New Option will be amended prior to such cancellation and replacement, the term “Amended Option,” as used throughout this Offer Document, is not intended to refer to Eligible Options that are cancelled and replaced with a New Option.
“Amendment Agreement” will mean the Stock Option Amendment and Special Cash Payment Agreement that will apply to each of your Amended Options.
“Board” will mean the Board of Directors of Cirrus Logic.
“Cash Payment” will mean the special cash payment that each Eligible Optionee who holds one or more Amended Options will be entitled to receive, as a result of participating in the Offer.
“Cirrus Logic” will mean Cirrus Logic, Inc.
“Code” will mean the Internal Revenue Code of 1986, as amended.
“Election Form” will mean the personalized election form attached to our August 30, 2007 correspondence regarding the Offer, on which an Eligible Optionee must indicate such Eligible Optionee’s decision to tender all or a portion of such Eligible Optionee’s Eligible Options for amendment or cancellation and replacement, as applicable, in accordance with the terms of the Offer.
“Eligible Option” will mean the portion of each grant of an option to purchase shares of Cirrus Logic common stock that meets all of the following requirements:
(1)	The option was granted under either the 1996 Plan or the 2002 Plan,

(2)
The option has an Original Exercise Price that is less than the fair market value per share of the Cirrus Logic common stock underlying the option on the date that the grant was actually finalized, as determined by us as a result of the Review, and in connection with the Review, Cirrus Logic has determined that such option may be subject to adverse tax consequences under Section 409A of the Code,

(3)	All or a portion of the option was unvested as of December 31, 2004,

(4)	The option is held by an Eligible Optionee, and

(5)	The option is outstanding on the Expiration Date.

If only a portion of a particular option grant meets the criteria for being an Eligible Option (for example, only a portion of an option was unvested as of December 31, 2004, or only a portion of an option is unexercised as of the Expiration Date), then only that portion will be considered an Eligible Option. The personalized Election Form provided with our August 30, 2007 correspondence regarding the Offer indicates the total number of shares underlying each of your option grants that we believe are subject to Section 409A and the number of such shares that will be eligible for amendment or cancellation and replacement, as applicable.
“Eligible Optionee” will mean each individual who is, on both the Offer Date and the Expiration Date, a current employee of Cirrus Logic or any Cirrus Logic subsidiary (other than an Excluded Optionee) and subject to income taxation in the United States with respect to his or her tendered Eligible Options.
“Exchange Act” will mean the Securities Exchange Act of 1934, as amended.
“Excluded Optionee” will mean (i) each current or former officer of Cirrus Logic who is (or was) subject to Section 16 of the Exchange Act as a result of such officer’s employment with Cirrus Logic and (ii) each current or former member of the Board. Cirrus Logic intends to offer certain Excluded Optionees the opportunity to exchange certain of their outstanding options that may be subject to adverse tax consequences under Section 409A, under a separate transaction with terms that are no more favorable to the officers than the terms of this Offer, and in accordance with any applicable IRS and SEC guidance.
“Expiration Date” will mean the date on which the Offer expires, which is currently expected to occur at 4 p.m. Central Time on October 1, 2007 (unless we extend the Offer).
“fair market value” per share of Cirrus Logic common stock on any relevant date will be deemed to be equal to the closing selling price per share of such stock on that date on the Nasdaq Global Select Market.
“IRS” will mean the Internal Revenue Service.
“New Option” will mean the option granted on the Expiration Date with an adjusted per share exercise price, to replace a cancelled Eligible Option with an Original Grant Date of either August 15, 2001, or February 21, 2002.
“Offer” will mean the offer set forth in this document, along with our August 30, 2007 correspondence regarding the Offer and the attachments to such email, as each document may be amended or supplemented from time to time.
“Offer Date” will mean August 30, 2007.
“Offer Document” will mean this document setting forth the terms of the Offer.
“Original Exercise Price” will mean the original exercise price per share that is applicable to an Eligible Option.

“Original Grant Date” will mean the grant date indicated on the original notice of grant and related documents with respect to each of your Eligible Options.
“Plans” will mean the 1996 Plan and the 2002 Plan.
“Review” will mean the recently completed voluntary review of Cirrus Logic’s equity award practices.
“SEC” will mean the U.S. Securities and Exchange Commission.
“Section 409A” will mean Section 409A of the Code.
“Withdrawal Form” will mean the withdrawal form attached to our August 30, 2007 correspondence regarding the Offer, on which an Eligible Optionee must indicate such Eligible Optionee’s decision to withdraw all or a portion of the Eligible Options that such Eligible Optionee previously elected to tender for participation in the Offer.
Amendment or Cancellation and Replacement of Eligible Options and Cash Payment
Each Eligible Option that is properly tendered under the terms of the Offer will be amended. Subsequent to such amendment, each Eligible Option with an Original Grant Date of August 15, 2001, or February 21, 2002, will also be cancelled and replaced with a New Option. Amendment or cancellation and replacement of an Eligible Option will take place on the Expiration Date as follows:
Amendment of Eligible Options: The exercise price of an Eligible Option will be amended to equal the Amended Exercise Price.
Cancellation and Replacement of Certain Eligible Options: Subsequent to the amendment described above, each Eligible Option with an Original Grant Date of either August 15, 2001, or February 21, 2002, will be cancelled and replaced with a New Option as follows:
•	If such Eligible Option has an Original Grant Date of August 15, 2001, it will be cancelled and replaced with a New Option that has an exercise price equal to $13.77 per share.

•	If such Eligible Option has an Original Grant Date of February 21, 2002, it will be cancelled and replaced with a New Option that has an exercise price equal to $12.90 per share.
Only those Eligible Options with an Original Grant Date of either August 15, 2001, or February 21, 2002, will be cancelled and replaced pursuant to the Offer.

Amendment or cancellation and replacement of an Eligible Option, as applicable, will take place on the Expiration Date. Except for its exercise price, each Amended Option that you receive under the Offer will be governed by the same terms as your corresponding Eligible Option. In addition to having a new grant date (i.e., the Expiration Date) and exercise price, the terms applicable to your New Option may differ from the terms applicable to your cancelled Eligible Option. See Attachment VI to our August 30, 2007 correspondence regarding the Offer for a chart that summarizes the potential differences between your cancelled Eligible Options and New Options. If your tendered Eligible Option is cancelled and replaced with a New Option, you will receive a new option agreement with respect to such New Option. The form of your new option agreement will be substantially similar to Attachment IV to our August 30, 2007 correspondence regarding the Offer.
No change to the vesting schedule will occur by reason of either the amendment or cancellation and replacement of an Eligible Option, as applicable. Thus, each Amended Option or New Option will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for that option. The number of shares that are purchasable under an Amended Option or New Option will be equal to the number of shares that would have been purchasable under the corresponding Eligible Option (taking into account whether only a portion of an option grant meets the qualifications for being an “Eligible Option”).
To the extent that an Eligible Option was vested as of December 31, 2004, that portion of the option would not be subject to taxation under Section 409A and will not be an Eligible Option for purposes of the Offer. Accordingly, the applicable adjusted exercise price would not be in effect for the portion of an affected option that was vested as of December 31, 2004. The adjusted exercise price will apply only to the portion of an affected option that was not vested as of December 31, 2004.
Your personalized Election Form will provide more information specific to the Adjustments applicable to each of your Eligible Options under the terms of the Offer.
Each Eligible Optionee who holds one or more Amended Options as a result of participating in the Offer will become entitled to a special Cash Payment from us. The amount of the Cash Payment payable with respect to each Amended Option will be equal to the difference between the Amended Exercise Price and the Original Exercise Price, multiplied by the number of shares corresponding to the unexercised portion of such Amended Option as of the Expiration Date, less any applicable withholding. The amount of any Cash Payment payable with respect to your Eligible Options, if any, will be set forth in your personalized Election Form.
The Cash Payment will be paid on the first regular payday in January 2008, but in no event later than January 31, 2008. This payment delay is required by applicable IRS guidance. The payment, when made, will be subject to Cirrus Logic’s collection of all taxes and payments required to be withheld by us. The Cash Payment will be paid whether or not the Eligible Optionee continues to be employed by Cirrus Logic through the payment date.

Examples of Amendment or Cancellation and Replacement of an Eligible Option Pursuant to the Offer
EXAMPLE 1: Assume that you were granted an option to purchase 4,800 shares that had an Original Grant Date of October 24, 2003, and an Original Exercise Price of $6.97 per share. That option vests in equal monthly installments over the four-year period measured from October 24, 2003. As of December 31, 2004, the option was accordingly unvested as to 3,400 of those shares. Further assume that, as a result of the Review, it has been determined that the date that the grant of the option was actually finalized was November 21, 2003, when the fair market value per share of the underlying Cirrus Logic common stock was $7.80. The portion of your October 24, 2003 grant that was unvested as of December 31, 2004 (i.e., 3,400 shares), constitutes an Eligible Option for purposes of the Offer. No other portion of that option may be tendered pursuant to the Offer.
If you tender your Eligible Option, the exercise price per share of that Eligible Option will be amended to equal $7.80 per share, with respect to the 3,400 shares covered by the Eligible Option. The Amended Option will retain its Original Grant Date and vesting schedule and no other change will be made with respect to the terms applicable to your October 24, 2003 option. In addition, you will receive a Cash Payment in the amount of $2,822.00 (less applicable withholding taxes) determined by multiplying (i) $0.83 (the amount by which the $7.80 per share adjusted exercise price of the Amended Option exceeds the $6.97 per share Original Exercise Price previously in effect for that option) by (ii) the 3,400 shares purchasable under the Amended Option.
Your Cash Payment will become payable on the first regular payday in January 2008, but in no event later than January 31, 2008, subject to Cirrus Logic’s collection of all applicable withholding taxes.
EXAMPLE 2: Assume that you were granted an option to purchase 4,800 shares that had an Original Grant Date of February 21, 2002, and an Original Exercise Price of $14.33 per share. That option vests in equal monthly installments over the four-year period measured from February 21, 2002. As of December 31, 2004, that option was accordingly unvested as to 1,400 of those shares. Further assume that, as a result of the Review, it has been determined that the date that the grant of the option was actually finalized was March 8, 2002, when the fair market value per share was $19.69. The portion of your February 21, 2002 grant that was unvested as of December 31, 2004 (i.e., 1,400 shares), constitutes an Eligible Option for purposes of the Offer.
If you tender your Eligible Option, the exercise price of that Eligible Option will be amended to equal $19.69 per share, with respect to the 1,400 shares covered by the Eligible Option. Such Eligible Option will then be cancelled and replaced with a New Option that has an exercise price of $12.90 per share, with respect to those 1,400 shares. The grant date of your New Option will be the Expiration Date. See Attachment V to our August 30, 2007 correspondence regarding the Offer for a chart that summarizes the other differences between your cancelled February 21, 2002 option and New Option. The vesting schedule of your New Option will be the same as the vesting schedule that would have applied to your February 21, 2002 option.

You will not be entitled to receive a Cash Payment with respect to your New Option.
EXAMPLE 3: Assume that you were granted an option to purchase 4,800 shares that had an Original Grant Date of August 15, 2001, and an Original Exercise Price of $15.30 per share. That option vests in equal monthly installments over the four-year period measured from August 15, 2001. As of December 31, 2004, that option was accordingly unvested as to 800 of those shares. Further assume that, as a result of the Review, it has been determined that the date that the grant of the option was actually finalized was July 25, 2001, when the fair market value per share was $16.64. The portion of your August 15, 2001 grant that was unvested as of December 31, 2004 (i.e., 800 shares), constitutes an Eligible Option for purposes of the Offer.
If you tender your Eligible Option, the exercise price of that Eligible Option will be amended to equal $16.64 per share, with respect to the 800 shares covered by the Eligible Option. Such Eligible Option will then be cancelled and replaced with a New Option that has an exercise price of $13.77 per share, with respect to those 800 shares. The grant date of your New Option will be the Expiration Date. See Attachment V to our August 30, 2007 correspondence regarding the Offer for a chart that summarizes the other differences between your cancelled August 15, 2001 option and New Option. The vesting schedule of your New Option will be the same as the vesting schedule that would have applied to your August 15, 2001 option.
You will not be entitled to receive a Cash Payment with respect to your New Option.
Former Employees
If you are not employed by Cirrus Logic (or any Cirrus Logic subsidiary) on the Expiration Date, as it may be extended in accordance with the terms of the Offer, none of your tendered Eligible Options will be amended or cancelled and replaced, and you will not be entitled to a Cash Payment with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the Original Exercise Price and Original Grant Date. If no other action is taken to bring those options into compliance with Section 409A, you may be subject to adverse taxation in the manner discussed in Section 2 below. We do not intend to take any action, other than the Offer, to bring your options into compliance with Section 409A. You will be solely responsible for any taxes, penalties, or interest you may incur under Section 409A.
Expiration Date
The term “Expiration Date” means 4 p.m. Central Time on October 1, 2007, unless we decide to extend the period of time during which the Offer will remain open, in which event the term “Expiration Date” will refer to the latest time and date at which the Offer, as so extended, expires. See Section 16 for a description of our rights to extend, delay, terminate, and amend the Offer and Section 7 for a description of the conditions to the Offer.

Additional Considerations
In deciding whether to tender one or more Eligible Options pursuant to the Offer, you should know that Cirrus Logic continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options, restricted stock units and other equity awards in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:
•	any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries,

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries,

•	any material change in our present dividend policy or our indebtedness or capitalization,

•
any change in our present Board or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment, other than the anticipated exit and replacement of Robert Kromer, Vice President, Worldwide Sales,

•	any other material change in our corporate structure or business,

•	our common stock not being authorized for quotation in an automated quotation system operated by a national securities exchange or a national securities association,

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act,

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act,

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights, or

•	any change in our articles of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.
2.	PURPOSE OF THE OFFER.
We are making this Offer to amend or to cancel and replace your Eligible Options, as applicable, because of potential adverse tax consequences that may apply. Section 409A of the Code provides that an option granted with a below-market exercise price, to the extent unvested as of December 31, 2004, will be subject to potential adverse income taxation unless the option is first brought into compliance with Section 409A. Because your Eligible Options may be deemed to be below-market options that are subject to the adverse consequences of Section 409A, Cirrus Logic has decided to provide you with the opportunity to bring those Eligible Options into compliance in accordance with the terms of the Offer.
Section 409A was added to the Code by the American Jobs Creation Act of 2004. The U.S. Treasury Department and IRS have provided guidance and issued final regulations with respect to certain items of compensation under Section 409A. The guidance and final regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse tax consequences of Section 409A. Therefore, we believe that Eligible Options with an exercise price that is less than the fair market value per share of Cirrus Logic common stock underlying the option on the date that the grant was actually finalized will also be subject to the adverse tax consequences of Section 409A. Unless remedial action is taken to bring that option into compliance within the time period established by the Department of the Treasury and the IRS (generally, December 31, 2007), we believe, on the basis of our understanding and interpretation of the applicable guidance and final regulations, that the option will trigger adverse U.S. federal tax consequences under Section 409A as indicated below, although it is not entirely clear at present how that option will actually be taxed under Section 409A.
Taxation in Year of Vesting. To the extent a Section 409A-covered option vested as to one or more shares during 2005, and was not exercised for those shares during that year, the optionee would recognize taxable income for that year in an amount equal to the fair market value of those shares on December 31, 2005, less the aggregate exercise price payable for those shares. To the extent that taxable income was recognized with respect to such shares for the 2005 taxable year, the optionee would have to report that income in an amended tax return filed for the 2005 taxable year. If the fair market value of the shares on December 31, 2005, was less than the aggregate price payable for such shares, the optionee would not recognize taxable income for the 2005 taxable year.
Similarly, to the extent the option vested as to one or more shares during 2006 and was not exercised for those shares during that year, the optionee would recognize taxable income equal to the fair market value of those shares on December 31, 2006, less the aggregate exercise price payable for the shares (or no taxable income, to the extent that the fair market value of the shares continued to be less than the aggregate price payable for such shares). Cirrus Logic would also be required to collect applicable withholding taxes on that income. Taxation would occur in this manner even though the option remained unexercised.
Tax Penalty. In addition to normal income taxes payable on the spread in effect under the affected options on the applicable December 31, 2005, or December 31, 2006 tax measurement date, the optionee would also be subject to an additional tax penalty equal to 20% of that spread.

Note: Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).
Continued Taxation. The optionee would be subject to additional income taxation, penalty taxes, and applicable withholding taxes on any subsequent increases to the year-end value of vested option shares that were previously taxable, as described in the “Taxation in Year of Vesting” section above. Such taxation will continue whether or not such options are exercised. For the option shares that became taxable in 2005, the additional income subject to such taxation would be based on the amount by which the fair market value per share of Cirrus Logic’s common stock on December 31, 2006 exceeded the December 31, 2005 fair market value, if any. The optionee will incur liability for these additional income taxes, penalty taxes, and withholding taxes, whether or not the options are exercised in the future.
Note: The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period that Section 409A-covered options remain outstanding after 2006. However, it is reasonable to expect that the increase in the value of Cirrus Logic common stock in subsequent years could be subject to additional taxes in those years. Therefore, even if an option was not “in the money” in 2005 or 2006, the option could subject the optionee to additional taxes under Section 409A in future years, unless the option is brought into compliance with Section 409A.
Interest Penalty. The optionee will also be subject to interest penalties for failure to pay on a timely basis the taxes attributable to the vesting of the option in 2005. The optionee may incur additional interest penalties if he or she does not pay on a timely basis the taxes attributable to the Section 409A income for the 2006 taxable year.
The following is an example of the adverse U.S. federal income taxes that may occur under Section 409A if remedial action is not taken to bring the below-market options into compliance with Section 409A:
EXAMPLE. Assume that you hold an outstanding option for 5,280 shares. The option has an Original Grant Date of September 1, 2004, and an exercise price of $4.95 per share. As a result of the Review, it is determined that the actual date that your grant was finalized was September 17, 2004, when the fair market value per share was $5.00. Also assume that your option was scheduled to vest in equal monthly installments over the four-year period beginning September 1, 2004, and that it is a below-market option for tax purposes, subject to adverse tax consequences under Section 409A. Unless remedial action is taken to bring your option into compliance with Section 409A before the earlier of December 31, 2007, or the date that the option is exercised, the 2,640 shares as to which the option vested during 2005 and 2006 would be taxed as follows under Section 409A:
Taxation in Year of Vesting for the Shares Vesting in 2005: If the fair market value of the shares underlying your option was equal to $6.68 per share on December 31, 2005, then you are deemed to have recognized taxable income for that year, because the fair market value of such shares on December 31, 2005, was greater than the aggregate exercise price payable for those shares (i.e., $4.95 per share). Thus, for the 1,320 shares that vested during 2005, you are deemed to have recognized taxable wages in the amount of $2,283.60 (1,320 x (6.68 – 4.95)) for the 2005 taxable year. In addition, a 20% penalty tax in the amount of $456.72 applies to this amount under Section 409A. You may also be responsible for interest penalties with respect to late payment of those 2005 taxes.
Taxation in Year of Vesting for the Shares Vesting in 2006: If the fair market value of the shares underlying your option was equal to $6.88 per share on December 31, 2006, then you are deemed to have recognized taxable income again for 2006, because the fair market value of such shares on December 31, 2006, was greater than the aggregate exercise price payable for those shares (i.e., $4.95 per share). With respect to the 1,320 shares that vested in 2006, you are deemed to have recognized another $2,547.60 of taxable wages (1,320 x (6.88 – 4.95)), and Cirrus Logic is required to collect certain withholding taxes with respect to those wages (under applicable IRS guidance, Cirrus Logic is not required to collect withholding taxes from wages that you recognized in 2005 with respect to your Section 409A-covered shares). You would also incur a 20% penalty tax in the amount of $509.52 for federal income tax purposes and interest penalties with respect to late payment of those taxes.
You may also be subject to tax penalties under the tax laws of the state in which you reside. For example, if you resided in California at any time during 2005 or 2006, there could be additional tax penalties for both 2005 and 2006 equal to the tax penalties imposed for those years under Section 409A.
Continued Taxation of Shares Vested in 2005 and 2006: If the option continues to remain outstanding, then there will be additional taxation in the manner above (recognition of taxable wages (i.e., ordinary taxable income), a 20% penalty tax, and potential interest penalties) on any appreciation in value of your vested Section 409A-covered shares, over their value at the end of the previous year. For the 1,320 shares that vested in 2005, the additional income subject to such taxation in the 2006 taxable year would be in the amount of $264.00 (1,320 x (6.88 – 6.68)), with a 20% penalty tax in the amount of $52.80 and potential interest penalties. No guidance has yet been issued as to when or how often in each taxable year after 2006 the appreciation is to be measured and what impact a decline in value of the shares will have upon the taxation of those shares.
Shares Vesting in 2007 and 2008: It is anticipated that the 2,310 shares that will vest during 2007 and 2008 will be subject to taxation under Section 409A in substantially the same manner as described above for the earlier installments.
If you elect not to tender your Eligible Options for Adjustment pursuant to the Offer, you will be solely responsible for any taxes, penalties, or interest that may be payable under Section 409A and comparable state tax laws. If you exercise an Eligible Option in 2007 without first bringing that option into compliance with Section 409A, it is possible that the 20% penalty tax under Section 409A with respect to that exercised Eligible Option may be based solely on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the original exercise price, and that of any applicable interest penalties may be based on the spread (the excess of the fair market value per share over the exercise price) on the vested Eligible Option shares at the close of 2005 and 2006, and as of the date that the option is exercised. However, the applicable IRS guidance to date is not entirely clear on this point.
Section 409A only applies to below-market options that were not vested as of December 31, 2004. The portion of any below-market option that was both granted and vested before such date is grandfathered and is therefore not subject to Section 409A.
Pursuant to the transitional relief that the Treasury Department provided under Section 409A, if you exercised the portion of your stock options that vested in 2005 before the end of that year, you would have avoided any adverse tax consequences under Section 409A with respect to that portion. To avoid any adverse tax consequences under Section 409A with respect to the portion of your currently outstanding stock options that vested after December 31, 2004 (but were not exercised in 2005), Cirrus Logic is offering you the opportunity to bring your Eligible Options into compliance with Section 409A, through the amendment or cancellation and replacement of such Eligible Options, as applicable. We do not intend to take any action, other than the Offer, to bring your options into compliance with Section 409A.
Pursuant to the Offer, you may tender each of your Eligible Options to Cirrus Logic for Adjustment, as necessary to avoid the adverse tax consequences and additional potential adverse tax consequences described above. The exercise price per share for each Amended Option or New Option will reflect the appropriate adjusted exercise price determined for that option, thus, the Amended Option or New Option would not be subject to adverse tax consequences under Section 409A described above. Each Amended Option or New Option granted in replacement of a cancelled Eligible Option, as applicable, will also avoid taxation under Section 409A. After the Adjustment, you will be able to exercise your Amended Option or New Option, pursuant to the terms of such Amended Option or New Option.
If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences in more than one country may apply to you as a result of your participation in the Offer. We are not responsible for determining whether you are subject to the tax laws of other jurisdictions and encourage you to consult your personal tax advisor with respect to your potential foreign tax liability.
Neither we nor our Board will make any recommendation as to whether you should tender your Eligible Options for amendment or cancellation and replacement, as applicable, nor have we authorized any person to make any such recommendation. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if they are not either amended or cancelled and replaced, as applicable, pursuant to the Offer. You are urged to evaluate carefully all of the information in all documents pertaining to this Offer, including without limitation this Offer Document, our August 30, 2007 correspondence regarding the Offer, and the attachments to that email. We recommend that you consult your personal tax advisor regarding these documents and the potential consequences of accepting or declining the Offer.

3.	STATUS OF ELIGIBLE OPTIONS NOT AMENDED OR CANCELLED AND REPLACED.
If you choose not to tender your Eligible Options for Adjustment, those options will continue to remain outstanding in accordance with their existing terms, and may potentially be subject to adverse tax consequences under Section 409A. Accordingly, if you take no other action to bring those options into compliance with Section 409A, you may be subject to the adverse U.S. federal tax consequences described in Section 2 above. We do not intend to take any action, other than the Offer, to bring your options into compliance with Section 409A. You will be solely responsible for any taxes, penalties, or interest payable under Section 409A.
4.	PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.
Proper Tender of Options.
The Election Form provided with our August 30, 2007 correspondence regarding the Offer identifies each of the Eligible Options that you currently hold, and provides the following information with respect to each of those Eligible Options: the Original Grant Date indicated for that option in the applicable option agreement or grant notice, the Original Exercise Price in effect for that option, the number of shares subject to that option, the date that the grant was actually finalized, as determined by us under the Review, the Amended Exercise Price with respect to that option, and the Cash Payment that you will be entitled to receive, less applicable tax withholding, with respect to your Amended Options. You must complete, sign, and date the Election Form and deliver it to Cirrus Logic before the Expiration Date, as it may be extended in accordance with the terms of the Offer, to indicate your decision to tender your Eligible Options. We encourage you to read the instructions to the Election Form very carefully, to ensure that each Eligible Option that you want to tender is accepted for amendment or cancellation and replacement, as applicable, pursuant to the terms of the Offer.
You must deliver your completed, signed, and dated Election Form to us, at Cirrus Logic, Inc., Attn: Bonnie Niemtschk, in Stock Administration, by email (using a PDF or other scanned image of the complete, signed, and dated document) to bonnie.niemtschk@cirrus.com or by fax to 512-851-4527, before the Expiration Date. If we extend the Offer beyond that time, we must receive your completed, signed, and dated Election Form before the extended Expiration Date of the Offer.
The method of delivery of all documents, including the Election Form and any other required documents, is at your election and risk. We recommend that you keep a copy of your email submission or facsimile transmittal, in case we ask you for evidence of timely submission. In all cases, you should allow sufficient time to ensure timely delivery.
We will not accept delivery of any Election Form after the Expiration Date. This is a one-time offer, and we will strictly enforce the election period. If we do not receive your properly completed, dated, and signed Election Form prior to the Expiration Date of the Offer, we will not accept your Eligible Options for Adjustment. Those Eligible Options will not be amended or cancelled and replaced, as applicable, and you will not be eligible to receive a Cash Payment with respect to any of those Eligible Options.
If you decide to participate in this Offer, you cannot tender only a portion of an Eligible Option, and we will not accept such a partial tender for Adjustment. If you hold more than one Eligible Option, you may elect to tender one or more of those options and to retain the remaining the options. Please remember that not all of a particular option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004, may constitute an Eligible Option.
If your Election Form indicates that any of your outstanding options are not Eligible Options or that only a portion of one or more of your outstanding options meets the requirements for classification as an Eligible Option, we will not accept such tendered options or ineligible portions for Adjustment. We do intend to accept for Adjustment each Eligible Option set forth in your Election Form that you tender in accordance with the terms of the Offer and the instructions to your Election Form.
Cirrus Logic intends to confirm the receipt of your completed, signed, and dated Election Form by email within two business days of our receipt of such Election Form. If you have not received an email confirmation within two business days, we recommend that you contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com to confirm that we have received your Election Form.
Determination of Validity; Rejection of Tendered Options; Waiver of Defects; No Obligation to Give Notice of Defects.
We will determine, in our sole discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any option tender, and we will decide, in our sole discretion, all questions as to (i) the portion of each outstanding option that constitutes an Eligible Option for purposes of the Offer; (ii) the applicable adjusted exercise price to be in effect under each Amended Option or New Option, (iii) the number of shares of our common stock purchasable under an Amended Option or New Option at its adjusted exercise price, (iv) the amount of the Cash Payment payable with respect to each Amended Option, and (v) whether a tendered Eligible Option will be adjusted in accordance with the terms of the Offer. Our determination as to those matters will be final and binding on all parties. We reserve the right to reject any or all option tenders that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form, or that we determine are unlawful to accept. Otherwise, we intend to accept for amendment or cancellation and replacement, as applicable, each properly and timely tendered Eligible Option that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Optionee, in our sole discretion. No tender of an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionee prior to the Expiration Date or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.
Your tender of an Eligible Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer, including without limitation, those terms that are set forth in your Election Form and the instructions to your Election Form, the Amendment Agreement that will apply to your Amended Options, and the new grant notice and option agreement that will apply to your New Options, as applicable, and any related documents. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will, promptly upon the expiration of the Offer, accept for Adjustment all properly tendered Eligible Options that have not been validly and timely withdrawn, and on the next business day we will amend or cancel and replace each Eligible Option, as applicable.
Our acceptance of your tendered Eligible Option(s) for Adjustment pursuant to the Offer will constitute a binding agreement between Cirrus Logic and you subject to the terms and conditions of the Offer. Accordingly, as soon as administratively practicable after the Expiration Date, we will deliver to you confirmation that your Eligible Options were amended in accordance with the terms of the Offer and the elections set forth on your Election Form. If any of your Eligible Options are cancelled and replaced with New Options, you will also receive a new option agreement and grant notice with respect to each of your New Options. Such new option agreement will be substantially in the form of Attachment IV to our August 30, 2007 correspondence regarding the Offer. Your Election Form will indicate the applicable adjusted exercise price in effect for each of your Amended Options or New Options and our unconditional obligation to pay you on the first regular payday in January 2008, but in no event later than January 31, 2008, the Cash Payment calculated for each Amended Option, less applicable withholding taxes.
5.	WITHDRAWAL RIGHTS.
You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 5.
(1)
You may withdraw your tendered Eligible Options at any time prior to 4 p.m. Central Time, on the Expiration Date. In addition, unless we accept and amend or cancel and replace, your Eligible Options before 11 p.m. Central Time, on October 29, 2007 (the 40th business day after the August 30, 2007 commencement date of the Offer), you may withdraw your tendered options at any time thereafter.

(2)
To validly withdraw your tendered Eligible Options, you must deliver to us a properly completed and signed Withdrawal Form to Cirrus Logic, Inc., Attn: Bonnie Niemtschk, in Stock Administration, by email (using a PDF or other scanned image of the complete, signed, and dated document) to bonnie.niemtschk@cirrus.com or by fax to 512-851-4527, while you still have the right to withdraw the tendered options.

We encourage you to read the instructions to the Withdrawal Form very carefully, to ensure that your election is withdrawn with respect to each Eligible Option that you wish to withdraw from participation in the Offer. A copy of the Withdrawal Form has been provided as Attachment II to our August 30, 2007 correspondence regarding the Offer. If you need an additional copy of the Withdrawal Form and related instructions please contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com.
Please note that there may be reasonable delays with respect to Cirrus Logic’s ability to respond to your questions or document requests. Therefore, we recommend that you contact us with any questions or requests as soon as possible, to ensure that you will have all of the information you need in advance of the Expiration Date. You will be responsible for whether Cirrus Logic has received properly submitted documentation of your decision to accept or decline the Offer with respect to each of your Eligible Options as of the Expiration Date.
You may not withdraw only a portion of a tendered Eligible Option. If you choose to withdraw a tendered Eligible Option, you must withdraw the entire Eligible Option. However, you will be permitted to withdraw your election with respect to only some of the Eligible Options that you had previously elected to tender to Cirrus Logic under the Offer.
The Withdrawal Form must be signed by the Eligible Optionee who tendered the Eligible Option to be withdrawn.
You may not rescind any withdrawal, and any Eligible Option you withdraw will no longer be deemed tendered for Adjustment pursuant to the Offer, unless you once again follow the procedures for tendering that Eligible Option before the Expiration Date, as described in Section 4. The new tender must be properly completed, signed, and dated after both the date of your original Election Form and your subsequent Withdrawal Form. If you need to obtain a new Election Form or have questions about this process, please contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com.
Cirrus Logic intends to confirm the receipt of your completed, signed, and dated Withdrawal Form by email within two business days of our receipt of such Withdrawal Form. If you have not received an email confirmation within two business days, we recommend that you contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com to confirm that we have received your Withdrawal Form. However, note that neither Cirrus Logic nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Form submitted to us, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT OR CANCELLATION AND REPLACEMENT AND COMMITMENT TO MAKE CASH PAYMENT.
Subject to the terms and conditions of the Offer, we will, upon the Expiration Date, accept for Adjustment all Eligible Options that have been properly tendered and not validly withdrawn prior to the Expiration Date. As of the Expiration Date, we will amend each such Eligible Option or cancel it and replace it with a New Option, as applicable.
We will provide written or electronic confirmation of each properly tendered Eligible Option that is amended or cancelled and replaced pursuant to the Offer. Such notice may be by email, press release, or other means. After the Expiration Date, you will receive an Amendment Agreement applicable to each of your Amended Options and a new option agreement and new grant notice applicable to each of your New Options. Your Amendment Agreement or new option agreement will be substantially in the same form as Attachment III and Attachment IV, respectively, to our August 30, 2007 correspondence regarding the Offer.
If you obtain one or more Amended Options in connection with your participation in the Offer, Cirrus Logic will be unconditionally obligated to make a Cash Payment to you with respect to such Amended Options on the first regular payday in January 2008, but in no event later than January 31, 2008. The Cash Payment will be paid whether or not you continue to be employed by Cirrus Logic (or any Cirrus Logic subsidiary) through the payment date.
However, if you are not employed by Cirrus Logic (or any Cirrus Logic subsidiary) on the Expiration Date, then none of your tendered Eligible Options will be amended or cancelled and replaced, as applicable, and you will not be entitled to any Cash Payment with respect to those options. Your tendered Eligible Options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the Original Exercise Price of such Eligible Options. If you take no other action to bring those options into compliance with Section 409A, you may be subject to adverse taxation in the manner discussed below. We do not intend to take any action, other than the Offer, to bring your options into compliance with Section 409A. You will be solely responsible for any taxes, penalties, or interest you may incur under Section 409A.
7.	CONDITIONS OF THE OFFER.
We will not accept any Eligible Options tendered to us for Adjustment, and we may terminate or amend the Offer or postpone our acceptance of any Eligible Options tendered to us for Adjustment, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after August 30, 2007, and prior to the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of the Eligible Options tendered to us for Adjustment:
(1)
There shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the amendment or cancellation of tendered Eligible Options, as applicable, and replacement of cancelled Eligible Options with New Options, as applicable, the payment of the applicable Cash Payments, or that otherwise relates in any manner to the Offer or that, in our judgment, could materially and adversely affect our business, financial condition, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(2)
There shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•
make the amendment of tendered Eligible Options or cancellation of tendered Eligible Options and replacement with New Options, as applicable under the terms of the Offer, illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept for Adjustment some or all of the tendered Eligible Options;

•
materially impair the benefits that we hope to convey as a result of the Offer, which we believe would occur as a result of further changes to Section 409A of the Code, the regulations thereunder or other tax laws that would affect the Offer or the Eligible Options; or

•
materially and adversely affect our business, financial condition, operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries.

(3)	There shall have occurred:
•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•
any general suspension of our ability to issue securities under the 2006 Plan or pursuant to the registration statement on Form S-8 registering shares of our common stock for issuance under the 2006 Plan;

•
any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, financial condition, operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•
any decline in either the Dow Jones Industrial Average, the Nasdaq Global Select Market, or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on August 30, 2007.

(4)
There shall have occurred any change in generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer that would be in excess of any compensation expenses that we would be required to record under generally accepted accounting standards in effect at the time we commence the Offer;

(5)
A tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•
any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before February 14, 2007;

•
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before February 14, 2007, shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire Cirrus Logic or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries.

(6)	Any change or changes shall have occurred in our business, financial condition, assets, operating results, operations, prospects, or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with the Offer; or

(7)
Any rules, regulations or actions by any governmental authority, including the IRS, the Nasdaq Global Select Market, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced, or deemed applicable to Cirrus Logic that makes it inadvisable for us to proceed with the Offer.

The conditions to the Offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our sole discretion, whether or not we waive any other condition to the Offer, provided, however, that in no event may we waive the condition set forth in subparagraph (2) above. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.
8.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.
There is no established trading market for the Eligible Options or any other options granted under our stock option plans.
Our common stock is traded on the Nasdaq Global Select Market (previously the Nasdaq National Market) under the symbol CRUS. The following table sets forth, for the periods indicated, the high and low sale prices for our common stock on the Nasdaq Global Select Market:

	High	Low
Fiscal Year Ending March 29, 2008
Second Quarter (through August 29, 2007)	$8.85	$6.37
First Quarter	8.93	7.04
Fiscal Year Ended March 31, 2007
Fourth Quarter	$9.44	$6.83
Third Quarter	7.71	6.56
Second Quarter	8.15	5.85
First Quarter	10.46	7.22
Fiscal Year Ended March 25, 2006
Fourth Quarter	$8.76	$6.65
Third Quarter	7.76	6.26
Second Quarter	8.04	4.90
First Quarter	5.72	3.70
Fiscal Year Ended March 26, 2005
Fourth Quarter	$5.69	$4.23
Third Quarter	6.37	4.75
Second Quarter	6.79	4.50
First Quarter	8.46	4.50

On August 29, 2007 the last reported sale price of our common stock on the Nasdaq Global Select Market was $6.67 per share.
The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.
9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS AND NEW OPTIONS.
Consideration. If we accept the tender of your Eligible Options for Adjustment, your Eligible Options will be amended or cancelled and replaced with a New Option, as applicable. Except for its exercise price, each Amended Option that you receive under the Offer will be governed by the same terms as your corresponding Eligible Option. In addition to having a new grant date and exercise price, the terms applicable to your New Option may differ from the terms applicable to your cancelled Eligible Option. See Attachment V to our August 30, 2007 correspondence regarding the Offer for a chart that summarizes the potential differences between your cancelled Eligible Option and New Option.
No change to the vesting schedule will occur by reason of either the amendment or cancellation and replacement of an Eligible Option, as applicable. Accordingly, each Amended Option or New Option will continue to vest in accordance with the schedule measured from the same vesting commencement date currently in effect for each such option, and the exercise period and expiration date for each option will also remain unchanged. The number of shares that are purchasable under an Amended Option or New Option will be equal to the number of shares that would have been purchasable under the corresponding Eligible Option (taking into account whether only a portion of an option grant meets the qualifications for being an “Eligible Option”).
Should you accept the Offer, you will be eligible to receive the Cash Payment with respect to each Amended Option. The Cash Payment will be paid from Cirrus Logic’s general assets on the first regular payday in January 2008, but in no event later than January 31, 2008, and you will be a general creditor of Cirrus Logic with respect to the Cash Payment until payment thereof.
If all Eligible Options tendered pursuant to the Offer are amended or cancelled and replaced with New Options, as applicable, 139,390 shares of our common stock will be underlying the Amended Options and New Options, which represents less than 1% of the total number of shares of our common stock outstanding as of August 25, 2007. The Cash Payments payable pursuant to the Offer will be in the total maximum dollar amount of approximately $45,143.22, assuming the exercise price of each applicable Eligible Option is increased to the Amended Exercise Price.
Terms of Amended Options or New Options. The Adjustment of the tendered Eligible Options pursuant to the Offer will not create any contractual or other right of the tendering Eligible Optionees to receive any future grants of stock options, restricted stock units, or other stock-based compensation. The Offer does not change the “at-will” nature of an Eligible Optionee’s employment with us, and an Eligible Optionee’s employment may be terminated by us or by the Eligible Optionee at any time, for any reason, with or without cause. The employment of Eligible Optionees outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.
The Eligible Options have all been granted pursuant to either the 1996 Plan or the 2002 Plan. Amended Options will continue to be governed by the plan under which such options were granted. Each New Option will be granted under the 2006 Plan pursuant to an option agreement that will be in substantially the same form as Attachment IV to our August 30, 2007 correspondence regarding the Offer.
The following is a description of the principal features of the 2006 Plan, 2002 Plan, and 1996 Plan. The description of each Plan is subject to, and qualified in its entirety by reference to, all the provisions of the applicable plan and the form of stock option agreement in effect for the Eligible Options granted under that plan. The complete document for each plan has been filed with the SEC as follows:
•
The 2006 Plan was filed as Exhibit 4.3 to our Form S-8 filed with the SEC on August 1, 2006, and an amendment to the 2006 Plan was filed as Exhibit 10.1 to our Form 8-K filed with the SEC February 20, 2007,

•	The 2002 Plan, as amended, was filed as Exhibit 10.9 to our Form 10-K filed with the SEC on June 13, 2003, and

•	The 1996 Plan, as amended and restated as of July 25, 2001, was filed as exhibit 4.6 to our Form S-8 filed with the SEC on August 10, 2001.
Please contact Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com, to receive a copy of each plan document and the applicable form of stock option agreement for each plan. We will promptly furnish you copies of those documents at our expense. The form agreements applicable to Amended Options and New Options have each been filed with the SEC as an exhibit to the Schedule TO and were provided with our August 30, 2007 correspondence regarding the Offer (see Attachments III and IV).
As of August 28, 2007, options to purchase 1,988,163 shares of our common stock were issued and outstanding under the 1996 Plan, options to purchase 3,624,174 shares of our common stock were issued and outstanding under the 2002 Plan, and options to purchase 938,075 shares of our common stock were issued and outstanding under the 2006 Plan. These outstanding options include Eligible Options to purchase up to 139,390 shares of our common stock that were issued and outstanding under the 1996 Plan and the 2002 Plan.
The Cirrus Logic, Inc. 2006 Stock Incentive Plan
The following is a description of the principal provisions of the 2006 Plan that will apply to all New Options granted under such plan.
Administration. The Board has the authority to appoint a committee to administer the 2006 Plan. In the absence of such an appointment, the Board serves as the committee with authority to administer the 2006 Plan. Currently, the Compensation Committee of the Board (the “Compensation Committee”) serves as the administrator of the 2006 Plan, and has the authority to grant stock options to employees and consultants of Cirrus Logic. The term “plan administrator,” as used in this summary of the 2006 Plan, will mean our Compensation Committee, to the extent that the Compensation Committee acting within the scope of its administrative jurisdiction under the 2006 Plan.
Share Reserve. From inception of the 2006 Plan through August 29, 2007, 17,000,000 shares of Cirrus Logic common stock had been reserved for issuance over the term of the 2006 Plan. No individual may receive option awards that exceed 400,000 shares during one calendar year. The shares of common stock issuable under the 2006 Plan may be drawn from shares of our authorized but unissued common stock or from shares of previously issued and outstanding common stock that is reacquired by us.
Eligibility. Current employees, officers, consultants, and directors of Cirrus Logic or any entity that directly or indirectly, controls, is controlled by, or is in common control with, Cirrus Logic are eligible to receive stock option awards under the 2006 Plan.
Option Terms. Each granted stock option has an exercise price per share determined by the plan administrator, but that price may not be less than one hundred percent (100%) of the fair market value per share of Cirrus Logic common stock on the grant date. No granted stock option may have a term in excess of ten (10) years. The shares subject to each stock option will generally vest in one or more installments over a specified period of service measured from the grant date, or upon the occurrence of certain vesting events, as determined by the plan administrator with respect to each stock option award. The stock option agreement applicable to each award will specify the effect of a termination of employment on the vesting and/or exercisability of such award.
In the event that Cirrus Logic should undergo a “corporate change,” the plan administrator has the authority to accelerate the vesting of outstanding stock options, accelerate the time at which some or all of such options may be exercised, require the mandatory surrender to Cirrus Logic of some or all of the outstanding stock options, or to make certain adjustments to all or a portion of the outstanding stock options. A “corporate change” will occur if (i) Cirrus Logic will not be the surviving entity in any merger, share exchange, or consolidation (or will survive only as a subsidiary of an entity), (ii) Cirrus Logic sells, leases, or exchanges, or agrees to sell, lease, or exchange, all or substantially all of its assets to any other person or entity, (iii) Cirrus Logic is dissolved or liquidated, (iv) any person or entity acquires or gains ownership or control of more than 50% of the outstanding shares of Cirrus Logic’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of Cirrus Logic before such election will cease to constitute a majority of the Board (during any period in which Cirrus Logic is a reporting company under the Exchange Act). A “corporate change” does not include certain reorganizations involving solely Cirrus Logic and its subsidiaries and certain other transactions in which the effective control of Cirrus Logic has not changed.
Shareholder Rights and Option Transferability. No optionee will have any shareholder rights with respect to stock option shares prior to the time that such shares have been purchased under a stock option. Stock options are not or transferable other than by will or the laws of descent and distribution.
Changes in Capitalization. If Cirrus Logic recapitalizes or reclassifies its capital stock, or otherwise changes its capital structure, the number and class of shares covered by an award granted under the 2006 Plan will be adjusted so that the award will cover a proportionate number and class of shares.
Amendment. Our Board may at any time alter, amend, or terminate the 2006 Plan. Any amendment of the terms of an outstanding stock option award that would impair the optionee’s rights will require the consent of such optionee. In addition, certain amendments, such as an increase in the share reserve under the 2006 Plan, or a change to the class of individuals eligible to receive stock awards, must be approved by Cirrus Logic’s stockholders.
The Cirrus Logic, Inc. 2002 Stock Option Plan
The following is a description of the principal provisions of the 2002 Plan that apply to option grants made under that plan, including the Eligible Options.
Administration. The Board and the Compensation Committee have the authority to administer the 2002 Plan, including the authority to grant stock options to employees and consultants of Cirrus Logic. The Board may authorize one or more executive officers of Cirrus Logic to grant stock option awards, but may limit that authority as the Board determines from time to time. The term “plan administrator,” as used in this summary of the 2002 Plan, will mean our Compensation Committee, to the extent that the Compensation Committee is acting within the scope of its administrative jurisdiction under the 2002 Plan.
Share Reserve. From inception of the 2002 Plan through August 29, 2007, 19,636,447 shares of Cirrus Logic common stock had been reserved for issuance over the term of the 2002 Plan. The shares of common stock issuable under the 2002 Plan may be drawn from shares of our authorized but unissued common stock or from shares of our common stock that we reacquire, or a combination thereof. We will not grant any additional awards under the 2002 Plan.
Eligibility. Employees of Cirrus Logic or any of our subsidiaries and certain other related entities and consultants engaged by Cirrus Logic (or any of our subsidiaries and certain other related entities) to render consulting and advisory services are eligible to receive stock option awards under the 2002 Plan. The 2002 Plan does not provide for stock option awards to be made to officers and directors of Cirrus Logic.
Option Terms. Each granted option has an exercise price per share determined by the plan administrator, but that price may not be less than one hundred percent (100%) of the fair market value per share of Cirrus Logic common stock on the grant date. No granted option may have a term in excess of ten (10) years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date, as determined by the plan administrator with respect to each stock option award.
Upon cessation of service, an optionee may have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares, as provided in the optionee’s award agreement. If the award agreement does not allow for exercise of outstanding options following the termination of the optionee’s continuous service, the optionee will not be able to exercise such options. To the extent that an outstanding option has not been exercised on the last day of a specified period or the last day of the original term of the applicable stock option award, the award will terminate as of the earliest to occur of those dates.
Vesting Acceleration. In the event Cirrus Logic should undergo certain corporate transactions, each option outstanding under the 2002 Plan will vest and become fully exercisable within a fifteen-day period from the date that notice regarding such exercisability is provided to the optionee, unless the option is assumed or substituted with an equivalent option or right by the successor corporation.
The corporate transactions with respect to which accelerated vesting may occur are (i) a merger or consolidation in which Cirrus Logic is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which Cirrus Logic is incorporated, (ii) a sale, transfer, or other disposition of all or substantially all of the assets of Cirrus Logic (including the capital stock of Cirrus Logic’s subsidiary corporations), or (iii) a reverse merger in which Cirrus Logic is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of Cirrus Logic’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.
In the event of the dissolution or liquidation of Cirrus Logic, the plan administrator may, in its discretion, provide for an optionee to have the right to exercise such optionee’s stock option award within ten days prior to the transaction, including with respect to shares that would not otherwise be exerciseable. The plan administrator may also provide for the repurchase of outstanding options in the event of a dissolution or liquidation. To the extent that an option award has not been exercised at the time of such dissolution or liquidation, the award will terminate immediately prior to such dissolution or liquidation.
Shareholder Rights and Option Transferability. No optionee will have any shareholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares and made arrangements acceptable to the plan administrator for the satisfaction of any foreign, federal, state, or local income and employment tax withholding obligations. Options are not or transferable other than as permitted under the applicable award agreement, or as determined by the plan administrator.
Changes in Capitalization. In the event of any of the following transactions affecting the outstanding shares of Cirrus Logic common stock: (i) any increase or decrease in the number of issued shares of common stock resulting from a stock split, a reverse stock split, stock dividend, combination, or reclassification of such shares, or similar event affecting the shares, (ii) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by Cirrus Logic, or (iii) as the plan administrator may determine in its discretion, any other transaction with respect to common stock to which Section 424(a) of the Code applies or any similar transaction, the number of shares of common stock covered by each outstanding stock option award, the number of shares of common stock which have been authorized for issuance under the 2002 Plan but as to which no stock option awards have been granted or which have been returned to the 2002 Plan, the exercise or purchase price of each outstanding stock option award, and any other terms that the plan administrator determines require Adjustment will be proportionately adjusted to reflect such transaction. All such Adjustments will be made by the plan administrator and its determination will be final, binding, and conclusive.
Amendment. Our Board may at any time amend, suspend, or terminate the 2002 Plan, but any amendment of the terms of an outstanding stock option award that would impair the optionee’s rights will require the consent of such optionee. Outstanding awards cannot be modified in a manner that is inconsistent with the terms of the 2002 Plan.
The Cirrus Logic, Inc. 1996 Stock Plan
The principal provisions of the 1996 Plan are substantially similar to those of the 2002 Plan, except as noted below.
Share Reserve. The 1996 Plan was adopted by the Board and approved by our stockholders in 1996. As of July 25, 2001, 15,300,000 shares had been reserved for issuance pursuant to option grants made to employees (including officers and directors of Cirrus Logic) and consultants of Cirrus Logic and its subsidiaries. Under the 1996 Plan, no employee, officer, or director was permitted to receive options to purchase more than 400,000 shares in any fiscal year.
By its terms, the 1996 Plan was terminated in 2006, after a term of 10 years. Accordingly, no additional stock option will be granted under the 1996 Plan.
Eligibility. In contrast to the 2002 Plan, officers and directors of Cirrus Logic were eligible to receive stock option awards under the 1996 Plan, in addition to employees and consultants.
Option Terms. In contrast to the 2002 Plan, if a terminated optionee is entitled to exercise his or her option upon termination of employment, and such optionee’s award agreement does not provide for a limited period of time in which the optionee is permitted to exercise his or her outstanding options upon such termination, the outstanding options will remain exercisable for three months following such termination. The 1996 Plan also contains special provisions regarding the exercise of options after certain terminations resulting from the optionee’s disability and regarding the exercise of options by an optionee’s estate or other individuals, in the event of such optionee’s death.
Vesting Acceleration. Vesting acceleration provisions similar to those contained in the 2002 Plan apply to options granted under the 1996 Plan, with respect to the occurrence of a corporate transaction, however, these provisions are limited to a merger of Cirrus Logic with or into another corporation, or the sale of substantially all of the assets of Cirrus Logic. However, the provisions related to exercise rights or the repurchase of outstanding options in the event of the dissolution or liquidation of Cirrus Logic are substantially similar to the provisions contained in the 2002 Plan.
Option Transferability. Options granted under the 1996 Plan are not or transferable other than by will or by the laws of descent or distribution, and may only be exercised by the optionee during his or her lifetime.
Changes in Capitalization. The 1996 Plan does not provide for an adjustment in the number of shares of common stock covered by an outstanding option in the event that the plan administrator determines, in its discretion, that a transaction to which Section 424(a) of the Code applies or any similar transaction has occurred.
Taxation of Non-Statutory Stock Options. An optionee will not recognize taxable income for U.S. federal income tax purposes upon the grant of a non-statutory option under the 1996 Plan, 2002 Plan, or 2006 Plan. In general, an optionee will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.
We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the optionee.
If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of a Cirrus Logic option grant. We are not responsible for determining whether you are subject to the tax laws of other jurisdictions and encourage you to consult your personal tax advisor with respect to your potential foreign tax liability.
Accounting Treatment of the 1996 Plan, the 2002 Plan, and the 2006 Plan. In accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123R (revised 2004) (“FAS 123R”), the stock options that we grant to our employees Plan must be valued, under an appropriate valuation formula, at their fair value as of the grant date, and that fair value must then be charged as a direct compensation expense against our reported earnings over the designated vesting period of the award. Similar option expensing will be required for any unvested options outstanding with the grant date fair value of those unvested options to be expensed against our earnings over the remaining vesting period.
Please see Section 13 for a discussion of the accounting treatment of the Offer.
10.	AMENDED OPTIONS AND NEW OPTIONS WILL NOT MATERIALLY DIFFER FROM ELIGIBLE OPTIONS.
Except for its exercise price, all of the terms and provisions in effect for a tendered Eligible Option at the time of tender will continue in effect if that option is only amended. Amended Options will continue to be governed by the plan under which such options were granted (i.e., the 1996 Plan or the 2002 Plan). If a tendered Eligible Option is cancelled and replaced with a New Option pursuant to the Offer, the New Option will be governed by the 2006 Plan. As a result, in addition to having a new grant date and exercise price, certain other differences may exist with respect to the terms applicable to your New Option. See Attachment V to our August 30, 2007 correspondence regarding the Offer for a chart that summarizes the potential differences between your cancelled Eligible Option and New Option.
No change to the vesting schedule will occur by reason of either the amendment or cancellation and replacement of an Eligible Option, as applicable. Accordingly, each Amended Option or New Option will continue to vest in accordance with the vesting schedule currently in effect for that option at the time of the amendment or cancellation and replacement of a corresponding Eligible Option, as applicable, and the exercise period and option term for such Amended Option or New Option will also remain unchanged. The number of shares that are purchasable under an Amended Option or New Option will be equal to the number of shares that would have been purchasable under the corresponding Eligible Option (taking into account whether only a portion of an option grant meets the qualifications for being an “Eligible Option”).
11.	INFORMATION CONCERNING CIRRUS LOGIC.
We develop high-precision, analog and mixed-signal integrated circuits (“ICs”) for a broad range of consumer and industrial markets. Building on our diverse analog mixed-signal patent portfolio, we deliver highly optimized products for consumer and commercial audio, automotive entertainment and industrial applications. We develop and market ICs and embedded software used by original equipment manufacturers. We also provide complete system reference designs based on our technology that enable our customers to bring products to market in a timely and cost-effective manner.
We were founded in 1984 and were reincorporated in the State of Delaware in February 1999. Our headquarters and engineering facility are in Austin, Texas with design centers in Beijing and Shanghai in the People’s Republic of China and sales locations throughout the United States. We also serve customers from international sales offices in Europe and Asia, including the People’s Republic of China, Hong Kong, South Korea, Japan, Singapore and Taiwan. Our common stock, which has been publicly traded since 1989, is listed on the NASDAQ Global Select Market under the symbol CRUS.

Financial Information.
The following selected financial data is derived from our consolidated financial statements, as filed with the SEC. The selected financial information should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, filed with the SEC on June 4, 2007, and our Quarterly Report on Form 10-Q for the period ended June 30, 2007, filed with the SEC on July 31, 2007. All amounts are in thousands, except per share data.

	Year Ended		Three Months Ended
	March 31,	March 25,	June 30,	June 24,
	2007	2006	2007	2006
Operating Data:
Revenue	$182,304	$193,694	$41,124	$45,181
Gross profit	$109,014	$105,192	$24,365	$27,160
Operating income	$5,977	$37,596	$471	$4,399
Net income	$27,895	$52,426	$3,989	$7,825
Diluted net income per share	$0.31	$0.60	$0.04	$0.09
Basic net income per share	$0.32	$0.61	$0.05	$0.09
Current assets	$321,037	$272,157	$328,641	$294,474
Total assets	$353,060	$319,041	$362,413	$327,542
Current liabilities	$34,620	$39,968	$33,466	$36,649
Other long-term liabilities	$13,503	$14,803	$12,659	$14,005
Total liabilities	$48,123	$54,771	$46,125	$50,654
Total stockholders’ equity	$304,937	$264,270	$316,288	$276,888
Book value per common share (1)	$3.46	$3.04	$3.55	$3.16

(1)	The historical book value per share is computed by dividing stockholders’ equity by the number of shares outstanding at the end of each period presented.
Ratio of earnings to fixed charges

	Year Ended		Three Months Ended
	March 31,	March 25,	June 30,	June 24,
	2007	2006	2007	2006
Fixed Charges:
Interest expensed	$0	$0	$0	$0
Estimate of interest within rental expense	$1,490	$1,335	$319	$274
Total fixed charges	$1,490	$1,335	$319	$274

Earnings:
Income before income taxes	$19,493	$45,391	$4,004	$7,612
Fixed charges	$1,490	$1,335	$319	$274
Total earnings for computation of ratio	$20,983	$46,726	$4,323	$7,886

Ratio of earnings to fixed charges	14.1	35.0	13.6	28.8

The financial information included in our Annual Report on Form 10-K for the year ended March 31, 2007, and Quarterly Report on Form 10-Q for the period ended June 30, 2007, are incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 18 (“Additional Information”).
12.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS.
A list of the current members of our Board and executive officers is attached as Schedule I to this document. As of August 25, 2007, our current executive officers and the current members of our Board as a group held options that were unexercised and outstanding under the 1996 Plan, 2002 Plan, and 2006 Plan to purchase a total of 2,509,308 shares of our common stock, which represented approximately 38.31% of the shares subject to all options outstanding under those plans as of that date. A table that sets forth the beneficial ownership of each of our executive officers and directors of options under the plans as of August 25, 2007, is attached as Schedule II.
No members of the Board and no executive officers of Cirrus Logic hold Eligible Options. However, certain of Cirrus Logic’s current officers who were not subject to Section 16 of the Exchange Act on the date that they received a grant of outstanding options that are subject to potential adverse tax consequences under Section 409A will be given the opportunity to exchange such options in a separate transaction later this year. The transaction will be on terms that are no more favorable to the officers than the terms of this Offer, and in accordance with any applicable guidance of the IRS and the SEC. The officers who are eligible to participate in this transaction will not receive a cash payment in connection with the exchange of such executive officers’ Section 409A-covered options.
Schedule II attached to this document sets forth a table indicating the beneficial ownership of our common stock by our executive officers and members of our Board as of August 25, 2007.
During the 60-day period ended August 30, 2007:
•	Cirrus Logic granted options under our various stock plans to purchase 145,800 shares of our common stock, 50,000 of which were granted to our Board,

•	Cirrus Logic granted restricted stock awards with respect to 41,000 shares of our common stock, none of which were granted to our executive officers or members of our Board,

•
Individuals exercised options to acquire 57,663 shares of our common stock with exercise prices per share ranging from $3.40 to $8.50, none of which shares were acquired by our executive officers or members of our Board,

•
Options to purchase a total of 152,516 shares of common stock under all of our various stock plans were cancelled, 11,042 of which options were held by our executive officers or members of our Board, and

•	Our executive officers or members of our Board sold an aggregate of 100,000 shares of our common stock.
The following table sets forth details of all sales of Cirrus Logic common stock made by an executive officer or director during the 60-day period ended August 30, 2007:
Sales of Shares of Common Stock

Name	Date of Transaction	No. Shares of	Avg. Sales Price
		Common Stock Sold	Per Share
Suhas Patil	8/13/2007	50,000	$7.006
Suhas Patil	8/17/2007	16,829	$7.0048
Suhas Patil	8/20/2007	33,171	$7.0000
The following table sets forth details of all exercises of options to purchase shares of Cirrus Logic common stock made by an executive officer or director during the 60-day period ended August 30, 2007:
Except as otherwise described above and other than stock option grants, restricted stock awards, and other stock-based awards made in the ordinary course of business to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our common stock or in our common stock that were effected during the 60-day period ended August 30, 2007, by Cirrus Logic or by any current executive officer, Board member, affiliate or subsidiary of Cirrus Logic.
13.	STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.
The terms and provisions of each Amended Option or New Option will not materially differ from the terms and provisions in effect for the corresponding Eligible Option at the time of tender, except that each Amended Option will have an adjusted exercise price, and each New Option will have an adjusted exercise price and new grant date, determined in accordance with the terms of the Offer. Amended Options will continue to be governed by the plan under which such options were granted (i.e., the 1996 Plan or 2002 Plan), as well as the terms of the applicable Amendment Agreement (see Attachment III to our August 30, 2007 correspondence regarding the Offer for a form agreement that is substantially similar to the terms that will apply to your Amended Options). Each New Option will be granted under the 2006 Plan, therefore, some differences may apply to the terms applicable to a New Option. See Attachment V to our August 30, 2007 correspondence regarding the Offer for a chart that summarizes the potential differences between your cancelled Eligible Option and New Option. Each New Option will be granted pursuant to an agreement that will be substantially similar in form to Attachment IV to our August 30, 2007 correspondence regarding the Offer. No change to the vesting schedule will occur by reason of either the amendment or cancellation and replacement of an Eligible Option.
Pursuant to the accounting standards in effect under FAS 123R, we will not recognize compensation expense for financial reporting purposes with respect to the amendment of Eligible Options to increase the Amended Exercise Price. We will, however, recognize compensation expense for the cash payment made with respect to each Amended Option. In addition, we will recognize compensation expense under FAS 123R with respect to the issuance of New Options based on the fair value of these options on the date they are issued.
14.	LEGAL MATTERS; REGULATORY APPROVALS.
We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our amendment or cancellation of certain Eligible Options, paying the Cash Payments, or replacing cancelled Eligible Options with New Options, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment of Eligible Options, cancellation of Eligible Options and replacement with New Options, or in order to make applicable Cash Payments, as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of the tendered Eligible Options for Adjustment or disbursement of Cash Payments pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to amend or cancel and replace Eligible Options is subject to certain conditions, including the conditions described in Section 7.
15.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.
The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of Eligible Options, cancellation of Eligible Options and replacement with New Options, and the payment of the Cash Payments with respect to Amended Options. Potential foreign, state, and local tax consequences are not addressed.
Acceptance of Offer. If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your tender.
Amendment of Eligible Options. We do not believe that the amendment of Eligible Options pursuant to the Offer, as described in this Offer Document, will be treated as a taxable event.
Cancellation of Eligible Options and Grant of New Options. We do not believe that the cancellation of certain tendered Eligible Options and replacement with New Options pursuant to the Offer, as described in this Offer Document, will be treated as a taxable event.

Exercise of Amended Option or New Option. Your Amended Option or New Option will be taxable as a non-statutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of such option, you will recognize immediate taxable ordinary compensation income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and Cirrus Logic must collect the applicable withholding taxes with respect to such income.
Sale of Acquired Shares. The subsequent sale of the shares acquired upon the exercise of your Amended Option or New Option will give rise to long-term or short-term capital gain, depending upon the period that you hold such shares, to the extent that the amount realized upon such sale exceeds the sum of the (i) exercise price paid for the shares, plus (ii) the taxable income recognized in connection with the exercise of your such option for those shares.
Cash Payment. Your receipt of the Cash Payment will give rise to ordinary compensation income in an amount equal to the Cash Payment. The payment will constitute wages for tax withholding purposes. Accordingly, Cirrus Logic must withhold all applicable federal, state, and local income and employment withholding taxes, and you will receive only the portion of the payment remaining after those taxes have been withheld.
Foreign Taxation. If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences in more than one country may apply to you as a result of your receipt, vesting or exercise of a Cirrus Logic option grant and/or your participation in the Offer. We are not responsible for determining whether you are subject to the tax laws of other jurisdictions.
WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE POTENTIAL FOREIGN AND U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.
16.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.
We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any Eligible Options for Adjustment by giving notice of such extension to the tendering Eligible Optionees and making a public announcement thereof.
We also expressly reserve the right, in our judgment, at any time prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Options for Adjustment upon the occurrence of any of the conditions specified in Section 7, by giving written or electronic notice of such termination or postponement to the tendering Eligible Optionees and making a public announcement thereof. Our reservation of the right to delay our acceptance of the tendered Eligible Options and amendment or cancellation and replacement is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the tendered Eligible Options promptly after termination or withdrawal of the Offer. However, please note that under applicable IRS guidance, we are required to delay payment of the Cash Payment until January 2008, in accordance with applicable SEC guidance.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 8 a.m. Central Time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Eligible Optionees in a manner reasonably designated to inform option holders of such change.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:
(i)	we increase or decrease the amount of consideration offered for the Eligible Options, or

(ii)	we decrease the number of Eligible Options eligible to be tendered in the Offer.
17.	FEES AND EXPENSES.
We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for amendment or cancellation and replacement, as applicable, pursuant to the Offer.
18.	ADDITIONAL INFORMATION.
We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part, with respect to the Offer. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your Eligible Options for amendment or cancellation and replacement:
(a)	Our annual report on Form 10-K for our fiscal year ended March 31, 2007, filed with the SEC on June 4, 2007;

(b)	Our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2007, filed with the SEC on July 31, 2007;

(c)	Our definitive proxy statement on Schedule 14A for our 2007 annual meeting of stockholders, filed with the SEC on June 4, 2007;

(d)	All other reports filed pursuant to section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by our Annual Report referred to in (a) above; and

(e)
The description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on March 3, 1999, including any amendments or reports we file or have filed for the purpose of updating that description.

The SEC file number for these filings is 000-17795. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:
100 F Street, N.E.
Room 1580
Washington, D.C. 20549
You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.
We will also provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
Cirrus Logic, Inc.
2901 Via Fortuna
Austin, Texas 78746
Attn: Bonnie Niemtschk
or by contacting Bonnie Niemtschk, in Stock Administration, at 512-851-4359 or by email at bonnie.niemtschk@cirrus.com.
As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.
The information relating to Cirrus Logic in this document should be read together with the information contained in the documents to which we have referred you.

19.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.
This document and certain information incorporated herein by reference or in other documents that we file with the SEC contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities the Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included or incorporated by reference in this document, other than statements that are purely historical, are forward-looking statements. In some cases, forward-looking statements are identified by words such as we “expect,” “anticipate,” “target,” “project,” “believe,” “goals,” “estimates,” and “intend.” Variations of these types of words and similar expressions are intended to identify these forward-looking statements. These forward looking statements include statements about our outlook for fiscal years 2007 and 2008, including our anticipated gross margins; research and development expenses; selling, general and administrative expenses, and operating profitability. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by our forward-looking statements include, but are not limited to, the accounting treatment of the amendment or cancellation of Eligible Options and the replacement of cancelled Eligible Options with New Options, as well as any accounting treatment with respect to the related Cash Payments, changes in the trading price of Cirrus Logic common stock during the offer, as well as those factors discussed in “Item 1A – Risk Factors Affecting our Business and Prospects” of our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, as well as in the documents filed by us with the SEC, specifically our most recent Form 10-Q for the quarter ended June 30, 2007, and our most recent Form 8-K, each as it may be amended from time to time. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.
We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in our August 30, 2007 correspondence regarding the Offer and the attachments to that email. If anyone makes any representation to you or gives you any information different from the representations and information contained in this document, the related Tender Offer Statement on Schedule TO or in our August 30, 2007 correspondence regarding the Offer and the attachments to that email, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the representations and information contained in this document, the related Tender

Offer Statement on Schedule TO or in our August 30, 2007 correspondence regarding the Offer and the attachments to that email, or to which we have referred you.
Cirrus Logic, Inc.
August 30, 2007

SCHEDULE I
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
CIRRUS LOGIC, INC.
The members of the Cirrus Logic Board of Directors and the Cirrus Logic executive officers and their respective positions and offices as of August 30, 2007, are set forth in the following table:

Name	Position and Offices Held

Jason P. Rhode	President and Chief Executive Officer

D. James Guzy	Director

Michael L. Hackworth	Chairman of the Board of Directors

Suhas S. Patil	Director

Walden C. Rhines	Director

William D. Sherman	Director

Robert H. Smith	Director

Jo-Dee M. Benson	Vice President, Corporate Marketing Communications and Human Resources

Thurman K. Case	Chief Financial Officer and Principal Accounting Officer

Gerald R. Gray	Senior Vice President, Worldwide Operations

Robert A. Kromer	Vice President, Worldwide Sales

John J. Paulos	Senior Vice President, General Manager, Industrial Products

Gregory Scott Thomas	Vice President, General Counsel and Corporate Secretary

Bin Wu	Vice President, General Manager, Shanghai Power Management

The address of each director and executive officer is c/o Cirrus Logic, Inc., 2901 Via Fortuna, Austin, Texas 78746.

SCHEDULE II
BENEFICIAL OWNERSHIP OF CIRRUS LOGIC SECURITIES BY CIRRUS LOGIC
DIRECTORS AND EXECUTIVE OFFICERS
     The following table shows the outstanding options to purchase Cirrus Logic common stock held by each Cirrus Logic executive officer and director as of August 25, 2007, under the 1996 Plan, 2002 Plan, and 2006 Plan.

		Percentage of Total
	Beneficial Ownership	Outstanding
Beneficial Owner	of Options	Options(1)
Executive Officers
Jason P. Rhode	603,300	9.21%
Jo-Dee M. Benson	164,751	2.52%
Thurman K. Case	157,159	2.40%
Gerald R. Gray	316,214	4.83%
Robert A. Kromer	253,001	3.86%
John J. Paulos	352,500	5.38%
Gregory Scott Thomas	262,383	4.01%
Bin Wu	—	—

Directors
D. James Guzy	85,000	1.30%
Michael L. Hackworth	70,000	1.07%
Suhas S. Patil	0	—
Walden C. Rhines	85,000	1.30%
William D. Sherman	85,000	1.30%
Robert H. Smith	75,000	1.14%

All current directors and executive officers as a group (14 persons)	2,509,308	38.31%

(1)	The percentages are calculated using 6,550,412 outstanding options under the 1996 Plan, 2002 Plan, and 2006 Plan as of August 25, 2007.